UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No._ )

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_______	Preliminary Proxy Statement

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_______	Definitive Proxy Statement

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_______	Soliciting Material Pursuant to §240.14a-12

Navistar International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NAVISTAR INTERNATIONAL CORPORATION

2701 NAVISTAR DRIVE

LISLE, ILLINOIS 60532

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, FEBRUARY 21, 2012

11:00 A.M. – CENTRAL TIME

HYATT LISLE HOTEL

1400 CORPORETUM DRIVE

LISLE, ILLINOIS 60532

January 23, 2012

To our stockholders:

On behalf of the Board of Directors of Navistar International Corporation you are cordially invited to attend our 2012 Annual Meeting of Stockholders, which will be held on February 21, 2012, at 11:00 a.m. Central Time, at the Hyatt Lisle Hotel, 1400 Corporetum Drive, Lisle, Illinois 60532. At our Annual Meeting, our stockholders will be asked to:

☐	Approve an amendment to our Restated Certificate of Incorporation, as amended, to declassify our Board of Directors;

☐	Elect as directors the nominees named in the accompanying proxy statement;

☐	Ratify the appointment of our independent registered public accounting firm;

☐	Act on an advisory vote on executive compensation; and

☐	Conduct any other business properly brought before the meeting.

The accompanying proxy statement and the form of proxy are first being made available to our stockholders on January 23, 2012. In order to attend our 2012 Annual Meeting of Stockholders, you must have an admission ticket to attend. Procedures for requesting an admission ticket are detailed on page 80 of the accompanying proxy statement. Attendance and voting is limited to stockholders of record at the close of business on January 13, 2012.

By Order of the Board of Directors,

Curt A. Kramer Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON FEBRUARY 21, 2012:

THE ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE AT

HTTP://IR.NAVISTAR.COM/ANNUALPROXY.CFM

FREQUENTLY ASKED QUESTIONS REGARDING ATTENDANCE AND VOTING

Q:  Why am I receiving this proxy statement?

A:   You are receiving this proxy statement because the Board of Directors (the “Board”) of Navistar International Corporation (“Navistar” or the “Company”) is soliciting your proxy to vote your shares at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.

Q:  What is the purpose of the Annual Meeting?

A:   The purpose of the Annual Meeting is to have stockholders act upon the matters outlined in the notice of annual meeting and this proxy statement, which include (i) Proposal 1 – the approval of an amendment to our Restated Certificate of Incorporation, as amended, (our “Certificate of Incorporation”) to declassify our Board, (ii) Proposal 2 – the election of the nominees named in this proxy statement as directors, (iii) Proposal 3 – the ratification of the appointment of Navistar’s independent registered public accounting firm, and (iv) Proposal 4 – an advisory vote on executive compensation, a so-called “Say-on-Pay” proposal. In addition, management may report on the performance of Navistar and respond to appropriate questions from stockholders.

Q:  How does the Board recommend that I vote?

A.   The Board recommends that you vote:

•	FOR the approval of the amendment to our Certificate of Incorporation to declassify our Board (Proposal 1);

•	FOR the election of each of the director nominees (Proposal 2);

•	FOR the ratification of the appointment of KPMG LLP, as our independent registered public accounting firm (Proposal 3); and

•	FOR the approval of the advisory vote on executive compensation (Proposal 4).

Q:  Who can attend the Annual Meeting?

A:   Anyone wishing to attend the Annual Meeting must have an admission ticket issued in his or her name. Admission is limited to:

•	Stockholders of record on January 13, 2012;

•	An authorized proxy holder of a stockholder of record on January 13, 2012; or

•	An authorized representative of a stockholder of record who has been designated to present a properly-submitted stockholder proposal.

You must provide evidence of your ownership of shares with your ticket request. The specific requirements for obtaining an admission ticket are specified in the “Admission and Ticket Request Procedure” on page 80 of this proxy statement.

Q:  What is a stockholder of record?

A:   A stockholder of record or registered stockholder is a stockholder whose ownership of Navistar stock is reflected directly on the books and records of our transfer agent, BNY Mellon Investor Services (the “Transfer Agent”). If you hold Navistar stock through a bank, broker or other intermediary, you hold your shares in “street name” and are not a stockholder of record. For shares held in a street name, the stockholder of record of the shares is your bank, broker or other intermediary. Navistar only has access to ownership records for the stockholders of record. So, if you are not a stockholder of record, for the purpose of requesting a ticket to attend the Annual Meeting, we will need additional documentation to evidence your stock ownership as of the record date, such as, a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.

Q:  When is the record date and who is entitled to vote?

A:   The Board has set January 13, 2012, as the record date for the Annual Meeting. Holders of shares of Navistar common stock (“Common Stock”) on that date are entitled to one vote per share. As of January 13, 2012, there were approximately [        ] shares of Common Stock outstanding. If you are a participant in any of the Company’s 401(k) or retirement savings plans, your proxy card will represent the number of shares allocated to your account under the plan and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.

A list of all registered holders will be available for examination by stockholders during normal business hours at 2701 Navistar Drive, Lisle, Illinois 60532 at least ten (10) days prior to the Annual Meeting and will also be available for examination at the Annual Meeting.

Q:  How do I vote?

A:   For stockholders of record: You may vote by any of the following methods:

•	in person – stockholders who obtain an admission ticket (following the specified procedure) and attend the Annual Meeting in person will receive a ballot for voting.

•	by mail – use the proxy and/or voting instruction card provided.

•	by phone or via the Internet – follow the instructions on the enclosed proxy and/or voting instruction card.

If you vote by phone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail.

For holders in street name: You will receive instructions from your bank or broker that you must follow in order for your shares to be voted.

Q:  How can I change or revoke my proxy?

A:   For stockholders of record: You may change or revoke your proxy at any time before it is exercised by (i) submitting a written notice of revocation to Navistar c/o the Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532, (ii) signing and returning a new proxy card with a later date, (iii) validly submitting a later-dated vote by telephone or via the Internet on or before 11:59 pm EST on February 20, 2012 or (iv) attending the Annual Meeting and voting in person. For all methods of voting, the last vote cast will supersede all previous votes.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Q:  Is my vote confidential?

A:   Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Broadridge Financial Solutions, Inc., the independent proxy tabulator used by Navistar, counts the votes and acts as the inspector of elections for the Annual Meeting.

Q:  Will my shares be voted if I do not provide my proxy?

A:   For stockholders of record: If you are the stockholder of record and you do not vote by proxy card, by telephone or via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules considers the approval of the amendment to our Certificate of Incorporation to declassify our Board (Proposal 1) and the ratification of the appointment of our independent registered public accounting firm (Proposal 3) to be routine matters. As a result, your broker is permitted to vote your shares on those matters at its discretion without instruction from you.

When a proposal is not a routine matter, such as the election of directors (Proposal 2) and the Say-On-Pay proposal (Proposal 4), and you have not provided voting instructions to the bank or brokerage firm with respect to that proposal, the bank or brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.”

Q:  What is the quorum requirement for the Annual Meeting?

A:   Under Navistar’s Amended and Restated By-Laws (the “By-Laws”), holders of at least one-third of the shares of Common Stock outstanding on the record date must be present in person or represented by proxy in order to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum.

Q:  What vote is necessary for action to be taken on proposals?

A:   It will depend on each proposal.

•	Proposal 1 (amendment to our Certificate of Incorporation) requires the affirmative vote of at least a majority of the outstanding shares of our Common Stock.

•

Proposal 2 (election of directors) requires a plurality vote of the shares present or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the greatest number of affirmative votes are elected to fill the available seats. As outlined in our Corporate Governance Guidelines, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Nominating and Governance Committee for consideration and recommendation to the Board.

•

Proposal 3 (ratification of the appointment of our independent registered public accounting firm) requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote.

•

Proposal 4 (Say-On-Pay proposal) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

With respect to Proposals 1, 3 and 4 you may vote FOR, AGAINST or ABSTAIN. If you abstain from voting on any of these proposals, the abstention will have the same effect as an AGAINST vote. With respect to Proposal 2, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

Broker non-votes will not affect the outcome on a proposal that requires a plurality vote (Proposal 2) or on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 3 and 4), but will have the effect of a vote against matters that require approval of a majority of the outstanding shares entitled to vote (Proposal 1).

Votes submitted by mail, telephone or Internet will be voted by the individuals named on the card (or the individual properly authorized) in the manner indicated. If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted.

Q:  What is house-holding?

A:   If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may have notified you that your household will receive only one annual report and proxy statement for the Company if you hold stock through that broker or bank. In this practice known as “house-holding,” you were deemed to have consented to that process. House-holding benefits both you and the Company because it reduces the volume of duplicate information received at your household and helps the Company to reduce expenses. Accordingly, the Company and your broker or bank will send one copy of our annual report and proxy statement to your address. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532, (331) 332-2143.

Q:  What does it mean if I receive more than one proxy card?

A:   Whenever possible, registered shares and plan shares for multiple accounts with the same registration will be combined into the same proxy card. Shares with different registrations cannot be combined and as a result, the stockholder may receive more than one proxy card. For example, registered shares held individually by John Doe will not be combined on the same proxy card as registered shares held jointly by John Doe and his wife.

Shares held in street name are not combined with registered or plan shares and may result in the stockholder receiving more than one proxy card. For example, street shares held by a broker for John Doe will not be combined with registered shares for John Doe.

If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. If you receive more than one card for accounts that you believe could be combined because the registration is the same, contact our stock transfer agent (for registered shares) or your broker (for shares held in street name) to request that the accounts be combined for future mailings.

Q:  Who pays for the solicitation of proxies?

A:   Navistar pays the cost of soliciting proxies. This solicitation is being made by mail, but also may be made by telephone, e-mail or in person. We have hired Alliance Advisors to assist in the solicitation of proxies. Alliance Advisors’ fees are estimated to be $9,000, plus out-of-pocket expenses, to assist in the solicitation. Proxies may also be solicited by our directors, officers and employees who will not be additionally compensated for those activities. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Q:  When are stockholder proposals or nominations due for the 2013 Annual Meeting?

A:   Our annual meeting of stockholders is typically held on the third Tuesday in February. Accordingly, we expect to hold our 2013 annual meeting of stockholders on or around February 19, 2013. Any stockholder proposal for inclusion in the Company’s proxy materials for the 2013 annual meeting pursuant to SEC Rule 14a-8 under the Exchange Act must be received by the Company’s Corporate Secretary no later than September 25, 2012. Any proposal may be included in next year’s proxy statement only if such proposal complies with the Company’s By-Laws and the rules and regulations promulgated by the SEC, including Rule 14a-8.

In addition, the Company’s By-Laws require that the Company be given advance written notice of nominations for election to the Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). For matters to be presented at the 2013 annual meeting, the Company’s Corporate Secretary must receive such notice no earlier than August 25, 2012, and no later than October 24, 2012. The notice must contain, and be accompanied by, certain information as specified in the Company’s By-Laws. The Company recommends that any stockholder wishing to nominate a director at, or bring any other item before, an annual meeting of stockholders review the Company’s By-Laws, which are available on the Company’s website at http://ir.navistar.com/documents.cfm. All stockholder proposals and director nominations must be delivered to Navistar by mail c/o the Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532.

Q:  Are there any matters to be voted on at the Annual Meeting that are not included in the proxy?

A:   We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Q:  May stockholders ask questions at the Annual Meeting?

A:   Yes. During the Annual Meeting, stockholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman. In order to provide the opportunity to every stockholder who wishes to speak, each stockholder’s remarks will be limited to two minutes. Stockholders may speak a second time only after all other stockholders who wish to speak have had their turn.

Q: How can I find the results of the Annual Meeting?

A:   Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1—APPROVE AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

Article Seventh of our Certificate of Incorporation currently divides the Board into three classes (Class I, Class II and Class III). One additional director not in any class is elected by the United Automobiles, Aerospace and Agricultural Implement Workers of America, as holders of the Company’s Series B Preference Stock. Each member of a class is elected for a three-year term, with the terms staggered so that approximately one-third of directors stand for election each year. There are currently three Class I directors, whose term expires at the 2012 annual meeting; three Class II directors, whose term expires at the 2013 annual meeting; and three Class III directors, whose term expires at the 2014 annual meeting.

Classified boards provide effective protection against hostile takeover tactics and proxy contests because they make it difficult to gain control of the board of directors without the cooperation or approval of incumbent directors. A classified board also fosters continuity and stability, not only on the board but also in the overall business of a company, since a majority of directors will always have prior experience as directors of the company.

However, annually elected boards are perceived as increasing accountability of directors to stockholders as they provide stockholders with the opportunity to register their views at each annual meeting on the performance of the entire board of directors over the prior year. Many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. Others support declassification because it removes an anti-takeover defense for the board of directors the stockholders prefer to have in their own hands.

After careful consideration, and as part of an agreement reached with some of our stockholders, the Board has determined that it would be in the best interests of the Company and its stockholders to amend our Certificate of Incorporation as set forth in Appendix A of this proxy statement, to phase out classification of our Board and provide instead for the annual election of directors as further described below (the “Declassification Amendment”). The Board unanimously approved, and recommends that the stockholders approve, the Declassification Amendment.

If the Declassification Amendment is approved by the stockholders, then we will amend our Certificate of Incorporation and directors elected at the Annual Meeting and thereafter will be elected for one-year terms at each annual meeting of stockholders. Therefore, the Class I directors would stand for election at the Annual Meeting for one-year terms, the Class I and Class II directors would stand for election at the 2013 annual meeting for one-year terms, and beginning with the 2014 annual meeting, the Board will be completely declassified and all directors will be subject to annual election to one-year terms. Consistent with Delaware law, the Declassification Amendment also provides that once declassification of the Board is accomplished at the 2014 annual meeting, thereafter directors may be removed with or without cause.

If the Declassification Amendment is not approved by the stockholders, our Board will remain classified and our directors will continue to be subject to our Certificate of Incorporation’s current classification. In such case, the three Class I directors to be elected at the Annual Meeting would be elected to a three-year term to serve until the 2015 annual meeting and until their respective successors are duly elected and qualified. Similarly, the Class II and Class III directors would continue to be elected to three-year terms as provided in our existing Certificate of Incorporation.

To be approved at the Annual Meeting, the Declassification Amendment requires the affirmative vote of at least a majority of the outstanding shares of our Common Stock. An abstention will have the same effect as a vote against the proposal. If approved, the Declassification Amendment will become effective during the Annual Meeting and prior to the election of directors, so that persons elected directors at the Annual Meeting will be elected to a one-year term.

The general description of the proposed amendment to the Certificate of Incorporation set forth above is qualified in its entirety by reference to the text of the proposed amendment to the Certificate of Incorporation, which is attached as Appendix A to this proxy statement.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2—ELECTION OF DIRECTORS

Our Board consists of 10 directors.1 One director is appointed by the United Automobiles, Aerospace and Agricultural Implement Workers of America (the “UAW”) and is not part of our classified Board. The remaining nine directors are divided into three equal classes for purposes of election (i.e., Class I, Class II and Class III). Only the three members of Class I of our classified Board are up for election at the Annual Meeting.

As explained in further detail on page 8 of this proxy statement, the Board is proposing to amend our Certificate of Incorporation to move to annual elections of all our directors. This action cannot take place, however, until approved by stockholders. Accordingly, if the proposed amendment in Proposal 1 is not approved by our stockholders, the three Class I nominees will be elected to a three-year term extending until the 2015 annual meeting. If our stockholders approve Proposal 1 to amend our Certificate of Incorporation to move to annual election of all our directors, then the Class I nominees will be elected to a one-year term at the Annual Meeting extending until the 2013 annual meeting.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. We know of no reason why any nominee would be unable to accept nomination or election. All nominees have consented to be named in this proxy statement and to serve if elected.

The following summarizes additional information about each of the nominees and continuing directors as of the date of this proxy statement, including their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that qualify our nominees and continuing directors to serve as directors of the Company. The nominees were evaluated and recommended by the Nominating and Governance Committee in accordance with the process for nominating directors as found on page 20 of this proxy statement.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES PRESENTED IN PROPOSAL 2.

Class I Directors Whose Term Expires at the Annual Meeting – THIS IS THE ONLY CLASS OF DIRECTORS UP FOR ELECTION AT THE ANNUAL MEETING

David D. Harrison,* 64, Director since 2007 (Committees: Audit and Compensation). Mr. Harrison served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a $3 billion global manufacturing company, with more than 13,000 employees, from 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. Prior to joining Pentair, he held several executive positions with General Electric Co. and Borg Warner Corp from 1972 through 1994. Mr. Harrison is currently managing partner of HCI, Inc., a real estate investment firm, and has served in that capacity since 2007. He is also a director of National Oilwell Varco, Inc. (Committee: Audit (Chair)), a leading global manufacturer of oil well drilling equipment, and James Hardie (Committees: Audit and Compensation (Chair)), a world leader in fibre cement technology.

Mr. Harrison is an experienced director having spent over 40 years in manufacturing. He has a distinguished finance background (BA in Accounting, MBA in Finance and is a Certified Management Accountant), having significant expertise in corporate finance roles and information technology, as well as international operations experience in Western Europe, Eastern Europe and Canada and public company director experience. In addition to those described above, Mr. Harrison has skills and experience in accounting, corporate governance, human resources, compensation and employee benefits, mergers and acquisitions, tax and treasury matters, which well qualifies him to serve on our Board.

Steven J. Klinger,* 52, Director since 2008 (Committees: Audit and Compensation). Mr. Klinger was President and Chief Operating Officer of Smurfit-Stone Container Corporation, a global paperboard and paper-based packaging company, from 2006 until his retirement in December 2010. Prior to this position, he served as Executive Vice President, Packaging, Pulp & Global Procurement at Georgia-Pacific Corporation, a pulp and paper company, from 2003 to 2006, and President of Packaging at Georgia-Pacific from 2000 to 2002. Prior to 2000, he held numerous other positions within Georgia-Pacific and acquired significant experience in international and domestic sales, heavy process manufacturing and acquisitions and divestures during 28 years in the pulp and paper industry. Mr. Klinger also served as a director of Smurfit-Stone Container Corporation from December 2008 to December 2010. On January 26, 2009, Smurfit-Stone Container Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy on June 20, 2010.

Mr. Klinger has served in accounting roles as a former Internal Auditor, Division Controller and Assistant Operations Controller, and as a Director of Corporate Development he led over $2 billion of divestitures and participated in over $10 billion of mergers and acquisitions. He has experience selling products and running operations internationally in Canada, Mexico, China, South America, Europe, the Middle East, Central America and Southeast Asia and has been responsible for multiple joint ventures in the US, Canada, China, Central America and Southeast Asia. As a result of these professional and other experiences, Mr. Klinger possesses particular knowledge and experience in a variety of areas, including accounting, finance, manufacturing (domestic and international), sales and marketing (domestic and international), mergers and acquisitions, purchasing and union/labor relations, which contributes greatly to the Board’s composition and well qualifies him to serve on our Board.

Michael N. Hammes,* 70, Director since 1996 (Committees: Compensation, Finance (Chair), Nominating and Governance (Chair) and Executive). Mr. Hammes has also served as Lead Director of the Company since December 2007. He served as Chairman and Chief Executive Officer of Sunrise Medical Inc., which designs, manufacturers and markets home medical equipment worldwide, from 2000 until his retirement as Chief Executive Officer in 2007 and as Chairman in 2008. He was Chairman and Chief Executive Officer of the Guide Corporation, an automotive lighting business, from 1998 to 2000. He was also Chairman and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and distributor of camping and outdoor recreational products and hardware/home products, from 1993 to 1997, and held a variety of executive positions with Ford and Chrysler including President of

Chrysler’s International Operations and President of Ford’s European Truck Operations. He is Chairman of James Hardie (Committees: Audit, Compensation and Nominating and Governance), the world leader in fibre cement technology, and a director of DynaVox Mayer-Johnson (Committee: Nominating and Governance and Audit), the leading provider of speech generating devices and symbol-adapted special education software. Mr. Hammes is also a member of the Board of Directors of DeVilbiss, which is involved in medical equipment for the health care industry.

As a result of these professional and other experiences, including his experience as a member of other public company boards of directors, Mr. Hammes possesses particular knowledge and experience in a variety of areas, including accounting, corporate governance, distribution, finance, manufacturing (domestic and international), marketing, non-U.S. sales/distribution and product development, which strengthens the Board’s collective knowledge, capabilities and experience. Likewise, his experience and leadership in serving as Chairman and Chief Executive Officer for three different companies for fifteen years well qualifies him to serve on our Board.

THE FOLLOWING CLASSES OF DIRECTORS ARE NOT UP FOR ELECTION AT THE ANNUAL MEETING.

Class II Directors Whose Term Expires at the 2013 Annual Meeting

Eugenio Clariond,* 68, Director since 2002 (Committees: Finance and Nominating and Governance). Mr. Clariond retired as Chairman of the Board of Directors and Chief Executive Officer of Group IMSA, S.A., a producer of steel processed products, steel and plastic construction products and aluminum and other related products, in 2006. He served as Chief Executive Officer from 1985 through 2006 and as Chairman from 2003 through 2006. He is also a director of Texas Industries, Inc. (Committees: Audit and Governance (Chair)), a producer of construction materials, Johnson Controls, Inc. (Committees: Finance and Compensation), a global diversified company in the building and automotive industries, and Mexichem S.A. (Committees: Audit and Governance), a Mexican chemical company. Mr. Clariond served as Chairman of Verzatec, S.A., producer of aluminum and plastic construction parts, from 2004 to 2010, as director of the Mexico Fund, Inc. from 2005 to 2010, and as director of Grupo Financiero Banorte, S.A., a Mexican bank, from 2000 to June 2011. He was also Chairman of the Mexican Fund for Nature Conservancy, a founding member and past Vice-Chairman of the World Business Council for Sustainable Development, and Chairman of the United States-Mexico Business Committee of the Mexican Business Council for Foreign Trade. He is also a director of Monterrey Tech and the Center of Studies from the Private Sector for Sustainable Development. He is on the Advisory Board of the McCombs School of Business at the University of Texas at Austin, the Harte Research Institute for Gulf of Mexico Studies and the Jacobs School of Engineering of the University of California at San Diego. He has also been active in promoting Mexico’s foreign trade and was involved in the negotiation of the North American Free Trade Agreement. As a result of the positions and experience described above, Mr. Clariond has leadership experience with large, complex and diverse organizations, including in the automotive industry, and experience in strategic planning which well qualifies him to serve on our Board. His years of service on other public company boards provide him with additional perspectives from which to view the Company’s operations and the Board’s activities. Mr. Clariond’s skills in accounting, corporate governance, finance, human resources/compensation/employee benefits, manufacturing (domestic and international), marketing, mergers and acquisitions and non-U.S. sales and distribution strengthen the Board’s collective knowledge, capabilities and experience.

Diane H. Gulyas,* 55, Director since 2009 (Committee: Finance). Ms. Gulyas is the President responsible for E.I. DuPont De Nemours and Company’s (“DuPont”) performance polymers, which contains three business units – engineering polymers, elastomers and films, with annual revenues of approximately $5 billion. She joined DuPont in 1978 and spent her first 10 years in a variety of sales, marketing, technical and systems development positions, primarily in the company’s polymers business. She later served as vice president and general manager for DuPont’s advanced fiber business and then group vice president of the $3 billion electronic and communication technologies platform. In April 2004, she was named chief marketing and sales officer, where she was responsible for corporate branding and marketing communications, market research, e-business and marketing/sales capability worldwide. She was named to her current position in October 2009.

As a result of these professional and other experiences, Ms. Gulyas possesses executive and management experience that well qualifies her to serve on our Board. Her skills in engineering, manufacturing (domestic and international), marketing and non-U.S. sales and distribution contribute greatly to the Board’s composition.

General Stanley A. McChrystal, 57, Director since 2011 (Committee: Finance). Gen. McChrystal, is a retired 34-year U.S. Army veteran of multiple wars. He commanded the U.S. and NATO’s security mission in Afghanistan, served as the director of the Joint Staff and was the Commander of Joint Special Operations Command, where he was responsible for the nation’s deployed military counter terrorism efforts. Gen. McChrystal is a graduate of the United States Military Academy at West Point, the United States Naval Command and Staff College and was a military fellow at both the Council on Foreign Relations and the Kennedy School of Government at Harvard University. Currently the General is a member of the Board of Directors of JetBlue Airways Corporation (Committees: Compensation, Corporate Governance and Nominating and Airline Safety), a commercial airline, Chairman of the board of Siemens Government Technologies, Inc., a wholly-owned indirect subsidiary and a Federal Business Entity of Siemens AG, since December 2011, and since August 2011 a member of the Board of Advisors of General Atomics, a world leader of resources for high-technology systems ranging from the nuclear fuel cycle to remotely operated surveillance aircraft, airborne sensors, and advanced electric, electronic, wireless and laser technologies. He also teaches a seminar on leadership at the Jackson Institute for Global Affairs at Yale University and serves alongside his wife on the Board of Directors for the Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families.

As a former senior military leader, Gen. McChrystal has experience in logistics, talent management and experience with government and regulatory affairs and military contracting. Gen. McChrystal’s years of military leadership and service are of great value to the Board as the Company expands its global and military businesses.

Class III Directors Whose Term Expires at the 2014 Annual Meeting

James H. Keyes,* 71, Director since 2002 (Committees: Audit (Chair), Compensation, Nominating and Governance and Executive). Mr. Keyes retired as Chairman of the Board of Johnson Controls, Inc., an automotive system and facility management and control company, in 2003, a position he had held since 1993. He served as Chief Executive Officer of Johnson Controls, Inc. from 1988 until 2002. He is a director of Pitney Bowes, Inc. (Committees: Compensation, Governance and Executive) and is a member of the Board of Trustees of Fidelity Mutual Funds (Committees: Audit and Compliance). He was also formerly a director of LSI Logic Corporation, an electronics company that designs semiconductors and software that accelerate storage and networking in datacenters and mobile networks.

Mr. Keyes has broad experience as former chief executive officer of a public company, experience as a certified public accountant, experience as a member of other public company boards of directors, and he has a Masters in Business Administration. He possesses strong skills and experience in accounting, corporate governance, finance, human resources/compensation/employee benefits, manufacturing (domestic and international), mergers and acquisitions and treasury matters, which well qualifies him to serve on our Board.

John D. Correnti,* 64, Director since 1994 (Committees: Audit, Nominating and Governance and Compensation (Chair)). Mr. Correnti serves as Chairman and Chief Executive Officer of Steel Development Company, LLC, a steel mill operational and development company, since 2007. Prior to this position he was President and Chief Executive Officer of SeverCorr, LLC, a manufacturer of high quality flat-rolled steel products, from 2005 until 2008. He was Chairman and Chief Executive Officer of SteelCorr, LLC from 2002 to 2005, and Chairman and Chief Executive Officer of Birmingham Steel Corporation, a manufacturer of steel and steel products, from 1999 to 2002. On June 3, 2002, Birmingham Steel Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Correnti served as Chief Executive Officer, President and Vice Chairman of Nucor Company, a mini mill manufacturer of steel products, from 1996 to 1999, and as its President and Chief Operating Officer and as a director from 1991 to 1996. He is Executive Chairman of the Board of Directors of Calisolar, a private solar cells manufacturer, and a director of Corrections Corporation of America, a public provider of correctional solutions (Committee: Compensation). He also serves on the Clarkson University Board of Trustees and the Mississippi University for Women Foundation Board.

Mr. Correnti’s executive leadership and experience gained through his service as a chief executive of established and start-up companies, both public and private, and his public company director experience contributes significantly to the Board’s composition. His skills and experience in accounting, corporate governance, distribution, engineering, human resources, compensation, and employee benefits, manufacturing (domestic and international), marketing, mergers and acquisitions, domestic sales and distribution and purchasing matters well qualifies him to serve on our Board.

Daniel C. Ustian, 61, Director since 2002 (Committee: Executive). Mr. Ustian serves as President and Chief Executive Officer of Navistar since 2003 and Chairman of the Board since 2004. He has also held numerous positions with Navistar, Inc., including serving as Chairman of the Board of Directors of Navistar, Inc. since 2004, President and Chief Executive Officer since 2003 and a director since 2002. Prior to these positions he served as President and Chief Operating Officer of Navistar, Inc., from 2002 to 2003, President of the Engine Group of Navistar, Inc. from 1999 to 2002, and Group Vice President and General Manager of the Engine & Foundry Group of Navistar, Inc. from 1993 to 1999. He is a member of the Business Roundtable and the Society of Automotive Engineers and has served as a director of AGCO Corporation, a leading global manufacturer of agricultural equipment, since March 2011.

Mr. Ustian’s knowledge of the Company and its operations, including his experience running the engine business, the foundry and other experiences at the Company over the last 37 years, is invaluable to the Board in evaluating and directing the Company’s future. As a result of his professional and other experiences, Mr. Ustian possesses particular knowledge and experience in a variety of areas, including corporate governance, distribution, engineering, manufacturing (domestic and international), marketing, mergers and acquisitions, sales/military/government and union/labor relations, which strengthens the Board’s collective knowledge, capabilities and experience and well qualifies him to serve on our Board.

Additional Director Who Is Not Elected by Stockholders

Dennis D. Williams,* ** 58, Director since 2006. (Committee: Finance). Mr. Williams has served as UAW’s Secretary Treasurer and Director, Agricultural Implement and Transnational Departments since June 2010. Prior to this position, Mr. Williams served as Director of UAW Region 4 from 2001 to June 2010 and as Assistant Director of Region 4 from 1995 to 2001. Prior to joining the UAW, Mr. Williams was employed by Case Company from 1977 to 1988. Mr. Williams also served for four years in the United States Marine Corps.

(1)

Mr. William H. Osborne, age 51 and a director since 2009, resigned as director in April 2011. He was replaced by Gen. Stanley A. McChrystal in April 2011. Mr. Osborne was President and Chief Executive Officer of Federal Signal Corporation, a manufacturer and marketer of fire, safety and municipal infrastructure equipment, from September 2008 until November 2010. Prior to joining Federal Signal Corporation he served in a number of senior-level positions with Ford Motor Company. Most recently, he served as President and Chief Executive Officer of Ford of Australia from February 2008 to September 2008. Previously, he served as President and Chief Executive Officer of Ford of Canada from November 2005 to January 2008, and as Executive Director, Pickup Truck and Commercial Vehicles, North American Truck Business of Ford Motor Company from December 2003 to November 2005. His earlier assignments included a variety of roles in product design, development and engineering. Prior to joining Ford, he held positions at Chrysler and General Motors from 1977 to 1990. He also served as a director of Federal Signal Corporation. Mr. Osborne currently works for Navistar, Inc. as Vice President Custom Products (see Related Party Transactions and Approval Policy on page 17 for more detail).

*	Indicates each director deemed independent in accordance with our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual Corporate Governance Standards.

**

In July 1993, we restructured our postretirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on our Board. The director’s seat is filled by a person appointed by the UAW. This director is not part of our classified Board and is not elected by stockholders at the Annual Meeting. Mr. Williams was elected as a director in June 2006 to fill the seat previously held by David McAllister, the former UAW director who held this position from 2001 until his removal by the UAW in June 2006.

Involvement in Certain Legal Proceedings

On August 5, 2010, the SEC announced that a final administrative settlement had been reached with the Company and certain current and former employees of the Company, including Mr. Ustian, the Company’s Chairman, President and Chief Executive Officer, regarding the SEC’s investigation of matters surrounding the Company’s restatement of its financial results from 2002 through the first three quarters of 2005. As part of the administrative settlement, without admitting or denying any wrongdoing, Mr. Ustian consented to a cease and desist order requiring future compliance with an internal accounting control provision of the federal securities laws and, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, agreed to return to the Company an aggregate of $1,320,000 (paid through the tender of shares of Common Stock) representing his fiscal 2004 monetary bonus, the only bonus that he received during the restatement period.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations section of our website at http://ir.navistar.com/documents.cfm. These guidelines reflect the Board’s commitment to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing stockholder value over the long term.

RELATED PARTY TRANSACTIONS AND APPROVAL POLICY

Our Policy and Procedures with Respect to Related Person Transactions governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include our executive officers, directors, director nominees, 5% stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, the General Counsel or Corporate Secretary of Navistar is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The General Counsel or Corporate Secretary then assesses whether the proposed transaction is a related-person transaction for purposes of the policy and SEC rules. If the General Counsel or Corporate Secretary determines that the proposed transaction is a related-person transaction, the proposed transaction is then submitted to the Audit Committee of the Board for its consideration. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence, in the event such person is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Audit Committee in good faith. In the event that the Company becomes aware of a related-person transaction that has not been previously approved or ratified, a similar process will be undertaken in order to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel or Corporate Secretary may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy.

A copy of our Policy and Procedures with Respect to Related Person Transactions is available on the Investor Relations section of our website at http://ir.navistar.com/documents.cfm.

Since the beginning of fiscal year 2011, the following four related-person transactions occurred:

•

The first originally occurred in August 2008 and relates to our Vice President and Treasurer, James M. Moran, in regards to his wife Kristin Moran’s employment as the General Counsel of our finance subsidiary, Navistar Financial Corporation. As General Counsel of Navistar

Financial Corporation, Mrs. Moran received annual compensation and benefits for fiscal 2011 of less than $255,000, which includes base salary, annual incentive, company 401(k) matching contributions and other standard benefits available to all employees generally, and was granted 1,250 stock options and 500 cash-settled restricted stock units. Mrs. Moran’s compensation and benefits are comparable to other employees with equivalent qualifications, experience, and responsibilities at the Company. Moreover, Mrs. Moran’s annual compensation is market bench-marked periodically by our Corporate Compensation Department and determined outside of the related person’s reporting structure. Since Mrs. Moran’s employment pre-dated Mr. Moran’s appointment as our Vice President and Treasurer, that relationship was permissible under the applicable provisions of our Policy and Procedures with Respect to Related Person Transactions and did not require Audit Committee approval. Any material change in the terms of Mrs. Moran’s employment would, however, need to be approved by the Audit Committee.

•

The second originally occurred in September 2009 and relates to our Chief Financial Officer, Andrew Cederoth, whose brother-in-law, Daniel McEachern, is a materials manager at Navistar Defense, LLC. As materials manager at Navistar Defense, Mr. McEachern received annual compensation and benefits for fiscal 2011 of less than $172,000, which includes base salary, annual incentive, company 401(k) matching contributions and other standard benefits available to all employees generally. Mr. McEachern’s compensation and benefits are comparable to other employees with equivalent qualifications, experience, and responsibilities at the Company. Moreover, Mr. McEachern’s annual compensation is market bench-marked periodically by our Corporate Compensation Department and determined outside of the related person’s reporting structure. Since Mr. McEachern’s employment predated Mr. Cederoth’s appointment as our Executive Vice President and Chief Financial Officer, that relationship was permissible under the applicable provisions of our Policy and Procedures with Respect to Related Person Transactions and did not require Audit Committee approval. Any material change in the terms of Mr. McEachern’s employment would, however, need to be approved by the Audit Committee.

•

The third occurred in April 2011 and relates to our Vice President—Custom Products, William H. Osborne. Mr. Osborne served as one of our directors from August 2009 through April 2011, at which time he resigned as director and accepted his current position. As Vice President—Custom Products, Mr. Osborne received annual compensation and benefits for fiscal 2011 of less than $652,000, which includes base salary, bonus, perquisites, company 401(k) matching contributions and other standard benefits available for all employees generally, and was granted 10,000 stock options and 4,000 cash-settled performance shares. Mr. Osborne’s compensation and benefits are comparable to other employees with equivalent qualifications, experience, and responsibilities at the Company. Moreover, Mr. Osborne’s annual compensation is market bench-marked periodically by our Corporate Compensation Department. The Audit Committee determined that Mr. Osborne’s appointment as Vice President Custom Products was in the best interests of the Company and approved the transaction.

•

The fourth occurred during fiscal year 2011 and relates to our Chief Executive Officer, Daniel Ustian, whose son, Eric Ustian, collaborated with Wild Eyes Productions, a company specializing in documentaries, feature films and 3D technologies, to produce a 3D marketing video for the International ProStar. Eric Ustian and the principals of Wild Eyes Production are currently forming a joint venture to provide media production services to corporate clients such as Navistar. The Company paid Wild Eyes Productions $170,326.13 through the date hereof, which covered production costs and labor. The Audit Committee determined that Eric Ustian’s involvement with Wild Eyes was not inconsistent with the best interests of the Company and approved and ratified the transaction.

DIRECTOR INDEPENDENCE DETERMINATIONS

We believe that a majority of our members of our Board should be independent non-employee directors. Our Board has affirmatively determined that nine of our ten directors, each of Messrs. Clariond, Correnti, Hammes, Harrison, Keyes, Klinger, McChrystal and Williams and Ms. Gulyas, qualifies as an “independent director” in accordance with the NYSE’s independence requirements and our own internal guidelines for determining director independence. Each of these directors has also been determined to be financially literate. All of the members of our Audit Committee, Compensation Committee, Finance Committee and the Nominating and Governance Committee are independent and financially literate.

Both the NYSE requirements and our own guidelines include a series of objective tests for determining the independence of a director, such as that the director is not an employee of Navistar and has not engaged in various types of commercial or charitable relationships with Navistar. A copy of our existing guidelines for determining director independence, as included in our Corporate Governance Guidelines, is available on the Investor Relations section of our website at http://ir.navistar.com/documents.cfm. Our Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by the directors and Navistar with regard to each director’s business and personal activities as they may relate to Navistar, its management and/or its independent registered public accounting firm.

BOARD LEADERSHIP STRUCTURE

The Company’s Corporate Governance Guidelines allow the Board to select the Chairman of the Board and the CEO and to determine from time to time whether the positions are combined and filled by one person or separated and filled by two persons. Currently, our Board leadership structure consists of a Chairman (who is also our CEO), an independent Lead Director and strong committee chairs. The Board has determined that selecting our CEO as Chairman is in the best interests of the Company and its stockholders because this leadership structure promotes a unified vision for our Company, strengthens the ability of the CEO to develop and implement strategic initiatives and facilitates our Board’s efficient and effective functioning.

The Board also believes the combination of Chairman and CEO position is appropriate in light of the independent oversight provided by the Board and the appointment of an independent Lead Director. On October 18, 2011, the Board reappointed Mr. Michael N. Hammes to serve as Lead Director for a one-year term. Our Lead Director’s duties and responsibilities include: (i) facilitating communications and information sharing among the independent directors; (ii) advising on Board meeting agendas; (iii) advising on meeting materials; (iv) participating in the evaluation and selection of candidates for selection to the Board; (v) participating in the recruiting of new directors; (vi) overseeing the Board self-evaluation process and individual director evaluations, if such individual director evaluations are performed; (vii) participating in the evaluation of the CEO; (viii) participating in the development of recommendations to the Board for the election of Board committee members and the appointment of committee chairs; (ix) chairing Board meetings in the absence of the Chair; (x) making recommendations about retention of consultants reporting to the Board; (xi) attending all Board committee meetings; and (xii) consulting with the CEO prior to the CEO’s personal transactions in the Company’s securities. In addition, the Lead Director provides feedback to the CEO regarding the other directors’ comments and concerns.

RISK OVERSIGHT

Our Board has overall responsibility for the oversight of risk management at our Company. Day-to-day risk management is the responsibility of management, which has implemented an Enterprise Risk

Management process to identify, assess, manage and monitor risks that face our Company. Enterprise Risk Management operates within our Internal Audit and Sarbanes-Oxley Compliance department and coordinates its efforts with this department. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor and control such exposures.

While our Board has general oversight responsibility for risk at our Company, the Board has delegated some of its risk oversight duties to the various Board committees. In particular, the Audit Committee is responsible for generally reviewing and discussing the Company’s policies and guidelines with respect to risk assessment and risk management. It also focuses on the management of financial risk exposure and oversees financial statement compliance and control environment risk exposure. The Nominating and Governance Committee oversees risks related to corporate governance, including risk related to the political environment. The Compensation Committee assists our Board in overseeing the management of risks arising from our compensation policies and programs and programs related to assessment, selection, succession planning, training and development of executives of the Company. Finally, the Finance Committee is responsible for overseeing policies with respect to financial risk assessment and financial risk management including, without limitation, risks relating to liquidity/access to capital and macroeconomic trends/environment risks. Each of the Board committees periodically reviews these risks and then discusses the process and results with the full Board.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of the Company’s ability to manage these risks.

NOMINATING DIRECTORS

You may recommend any person as a candidate for director by writing to our Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532 and complying with the procedures set forth in our By-Laws. Your letter must be received by the Company’s Corporate Secretary no earlier than August 25, 2012, and no later than October 24, 2012, and must include all of the information required by our By-Laws including, but not limited to, the proposed nominee’s biographical information and principal occupation; the number of shares of capital stock of the Company which are owned by the proposed nominee, appropriate information about the proposed nominee that would be required to be included in a proxy statement under the rules of the SEC, the number of shares held by you, information about the relationship between the proposed nominee and you, and a representation that you intend to appear in person or by proxy at the meeting to nominate the proposed nominee. Your letter must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. You may only recommend a candidate for director if you hold shares of the Company’s stock on the date you give the notice described above and on the record date for the annual meeting of stockholders at which you propose such nominee be elected.

The Nominating and Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee. The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	knowledge and contacts in the Company’s industry and other relevant industries;

•	positive reputation in the business community;

•	the highest personal and professional ethics and integrity and values that are compatible with the Company’s values;

•	experiences and achievements that provide the nominee with the ability to exercise good business judgment;

•	ability to make significant contributions to the Company’s success;

•	ability to work successfully with other directors;

•	willing to devote the necessary time to the work of the Board and its committees which includes being available for the entire time of meetings;

•	ability to assist and evaluate the Company’s management;

•	is involved only in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders;

•

understands and meets his or her responsibilities to the Company’s stockholders including the duty of care (making informed decisions) and the duty of loyalty (maintaining confidentiality and avoiding conflicts of interest); and

•	potential to serve on the Board for at least five years.

The Nominating and Governance Committee believes that consideration should also be given to having a diversity of backgrounds, skills, and perspectives among the directors, and that generally directors should not be persons whose primary activity is investment banking, law, accounting, or consulting. In addition, the selection of directors should consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, sex, race, ethnicity, education, and other attributes which contribute to the Board’s diversity.

The satisfaction of the above criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating and Governance Committee and the Board, as well as the Board’s self-evaluation process. Based upon these activities and its review of the current composition of the Board, the Nominating and Governance Committee and the Board believe that these criteria have been satisfied.

As outlined in our Corporate Governance Guidelines, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Nominating and Governance Committee for consideration and recommendation to the Board. The Board will publicly disclose its decision.

BOARD COMMITTEES AND MEETINGS

The Board documented its governance practices in our Corporate Governance Guidelines. These governance standards embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. In October 2011, the Board conducted an evaluation of the directors, the committees and the Board.

The Board has five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee and a Nominating and Governance Committee. Each of the committees, except for the Executive Committee, is governed by a written charter, copies of which are available on the Investor Relations section of our website at http://ir.navistar.com/documents.cfm. The provisions governing our Executive Committee are set forth in Article III of our By-Laws, a copy of which is available on the Investor Relations section of our website at http://ir.navistar.com/documents.cfm.

In fiscal year 2011, the full Board met ten times. In addition, the Board’s independent directors met three times in regularly scheduled executive sessions to (i) evaluate the performance of the Chief Executive Officer, (ii) discuss corporate strategies and (iii) discuss the Board’s self-evaluation. The Chairs of our Audit, Compensation, Nominating and Governance and Finance committees of the Board each preside as the chair at meetings or executive sessions of outside directors at which the principal items to be considered are within the scope of the authority of his or her committee.

During fiscal year 2011, each of the directors except Dennis Williams attended 93% or more of all the meetings of the Board and the committees on which he or she serves. The average attendance of all directors in fiscal 2011 was 96%. Dennis Williams attended 63% of the Board and committee meetings on which he serves. Mr. Williams’ absence from these meetings was due to his attendance at UAW negotiations, which he is required to attend as UAW Secretary Treasurer and Director, Agricultural Implement and Transnational Departments. We encourage all Board members to attend all meetings, including the Annual Meeting. All of our directors attended our 2011 annual meeting.

Below is a table indicating committee membership and a description of each committee of the Board.

Committee Membership (as of December 31, 2011)
	Audit		Compensation		Executive		Finance		Nominating & Governance
Eugenio Clariond							✓		✓
John D. Correnti	✓		✓	*					✓
Diane H. Gulyas							✓
Michael N. Hammes			✓		✓		✓	*	✓	*
David D. Harrison	✓		✓
James H. Keyes	✓	*	✓		✓				✓
Steven J. Klinger	✓		✓
Stanley A. McChrystal							✓
Daniel C. Ustian					✓	*
Dennis D. Williams							✓

*	Indicates the chair of the committee

Audit Committee – The Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s financial reporting process, the Company’s legal and regulatory compliance, the independence, qualifications and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The Audit Committee reviewed the fiscal year 2011 audit plans of the Company’s independent registered public accounting firm and internal audit staff, reviewed the audit of the Company’s accounts with the independent registered public accounting firm and the internal auditors, considered the adequacy of audit scope and reviewed and discussed with the auditors and management the auditors’ reports. The Audit Committee also reviewed environmental surveys and compliance activities for the Company’s facilities and the expense accounts of executive officers and directors. The Audit Committee reviews and decides on conflicts of interest and related person transactions that may affect executive officers and directors and also discusses policies and guidelines with respect to risk assessment and risk management. Additional information on the roles and responsibilities of the Audit Committee is provided under “Audit Committee Reports” on page 25 of this proxy statement. The Board designated Mr. John D. Correnti, Mr. David D. Harrison, Mr. James H. Keyes and Mr. Steven J. Klinger as “audit committee financial experts,” as defined by applicable law, rules and regulations. In fiscal year 2011, the Audit Committee held nine meetings. The Audit Committee conducted an evaluation of its performance in October 2011.

Compensation Committee – The Compensation Committee makes recommendations to the Board with respect to the election and responsibilities of all executive officers, reviews and approves the compensation of executive officers who are not also directors of the Company, reviews and approves the Company’s compensation strategy and any associated risk, recommends to the independent members of the Board the compensation of executive officers who also are directors of the Company, administers the Company’s equity compensation plans, furnishes an annual Compensation Committee Report on executive compensation and reviews and discusses the Compensation Discussion & Analysis (“CD&A”) with management and recommends to the Board the inclusion of the CD&A in the Company’s proxy statement. Upon management’s recommendation, the Compensation Committee reviews basic changes to non-represented employees’ base compensation and incentive and benefit plans. The Compensation Committee also oversees the development and implementation of succession plans for senior executives (with the exception of our CEO) and positions as needed. Additional information on the roles and responsibilities of the Compensation Committee is provided in the CD&A on page 31 of this proxy statement. The Compensation Committee held four meetings in fiscal year 2011. The Compensation Committee conducted an evaluation of its performance in October 2011.

Executive Committee – The Executive Committee is comprised of three directors, two of whom are independent directors. The Executive Committee represents the Board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board. The Executive Committee held two meetings in fiscal year 2011.

Finance Committee – The Finance Committee reviews the Company’s financing requirements, custody and management of assets which fund the pension and retirement savings plans of the Company’s subsidiaries, procedures by which projections and estimates of cash flow are developed, dividend policy and investment spending and capital expenditure budgets. The Finance Committee also oversees the Company’s policies with respect to financial risk assessment and financial risk management. The Finance Committee held six meetings in fiscal year 2011. The Finance Committee conducted an evaluation of its performance in October 2011.

Nominating and Governance Committee – The Nominating and Governance Committee is responsible for the organizational structure of the Board and its committees, recommending to the Board the directors to serve on the standing Board committees, reviewing and making recommendations to the Board concerning nominees for election as directors, CEO succession planning and reviewing, recommending corporate governance practices, policies of the Company and changes to the Company’s charter and By-Laws and overseeing risks related to corporate governance. In addition, the Nominating and Governance Committee leads the Board in its self-evaluation process. The Nominating and Governance Committee held six meetings in fiscal year 2011. The Nominating and Governance Committee conducted an evaluation of its performance in October 2011.

COMMUNICATION WITH THE BOARD

Interested parties may communicate with any of our directors, our Board as a group, our non-employee directors as a group or any committees of the Board by sending an e-mail to presiding.director@navistar.com or by writing to the Presiding Director, c/o the Corporate Secretary, at 2701 Navistar Drive, Lisle, Illinois 60532. The Board has given the Corporate Secretary the discretion to distribute communications to the director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the Board. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate employee within the Company. Solicitations, junk email and obviously frivolous or inappropriate communications will not be forwarded. You will receive a written acknowledgement from the Corporate Secretary’s Office upon receipt of your communication.

CODE OF CONDUCT

Our Code of Conduct embodies a code of ethics (the “Code”) applicable to all of our directors, officers and employees, which establishes the principles, policies and conduct for professional behavior in the workplace. Every director, officer and employee is required to read and follow the Code. A copy of our Code of Conduct is available on the Investor Relations section of our website at http://ir.navistar.com/documents.cfm. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the Investor Relations section of our website (http://ir.navistar.com/documents.cfm) any amendments to, or waivers from, the Code that is required to be publicly disclosed under the rules of the SEC.

The Audit Committee has established procedures for employees, vendors and others interested parties to communicate concerns with respect to our accounting, internal controls or financial reporting to the Audit Committee, which has responsibility for these matters. Concerns may be reported as follows:

Via the Navistar Business Abuse and Compliance Hotline	Write to the Audit Committee	E-mail the Audit Committee
1 -877-734-2548 or via the Internet at tnwinc.com/webreport/default.asp	Audit Committee c/o Corporate Secretary Navistar International Corporation 2701 Navistar Drive Lisle, Illinois 60532	Audit.committee@navistar.com

AUDIT COMMITTEE REPORT

Management of the Company has the primary responsibility for the integrity of the accounting, auditing and financial reporting practices of the Company, including the system of internal controls. KPMG LLP (“KPMG”), our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. In this regard, the Audit Committee meets periodically with management, the internal auditors and our independent registered public accounting firm. The Audit Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The Audit Committee is responsible for selecting and, if appropriate, replacing our independent registered public accounting firm.

The Audit Committee discussed with KPMG the overall scope and execution of the independent audit and reviewed and discussed the audited financial statements with management. Discussions about the Company’s audited financial statements included KPMG’s judgments about not only the acceptability of the accounting principles, but also the quality, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with KPMG other matters required by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm with management and KPMG. The Audit Committee concluded that KPMG’s independence had not been impaired.

Based on the above-mentioned review and discussions with management and KPMG, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2011 for filing with the SEC. In addition, the Audit Committee engaged KPMG to serve as the Company’s independent registered public accounting firm for fiscal year 2012.

Audit Committee

James H. Keyes, Chairman

John D. Correnti

David D. Harrison

Steven J. Klinger

PERSONS OWNING MORE THAN FIVE PERCENT OF NAVISTAR COMMON STOCK

This table indicates, as of December 20, 2011, all persons we know to be beneficial owners of more than 5% of our Common Stock. This information is based, in part, on a review of Schedule 13D, Schedule 13G and Section 16 reports filed with the SEC by each of the firms listed in the table below.

Name and Address	Total Amount and Nature of Beneficial Ownership		Percent of Class (A)

Wellington Management Company, LLP 280 Congress Street, Boston, MA 02210	7,290,064	(B)	10.39%

High River Limited Partnership Hopper Investments LLC Barberry Corp. Icahn Offshore LP Icahn Partners LP Icahn Onshore LP Icahn Capital LP IPH GP LLC Icahn Enterprises Holdings L.P. Icahn Enterprises G.P. Inc. Beckton Corp. White Plains Plaza, 445 Hamilton Avenue, Suite 1210 White Plains, NY 10601 Icahn Partners Master Fund LP Icahn Partners Master Fund II LP Icahn Partners Master Fund III LP c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street George Town, Grand Caymans, Cayman Islands Carl C. Icahn c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153	7,251,426	(C)	10.33%

Owl Creek I, L.P. Owl Creek II, L.P. Owl Creek Overseas Master Fund, Ltd. Owl Creek Advisors, LLC Owl Creek Asset Management, L.P. Jeffrey A. Altman 640 Fifth Avenue, 20th Floor, New York, NY 10019	6,153,303	(D)	8.77%

FMR LLC Edward C. Johnson 3d 82 Devonshire Street, Boston, Massachusetts 02109	4,894,586	(E)	6.97%

(A)	Applicable percentage ownership is based upon 70,186,498 shares of Common Stock outstanding as of November 30, 2011.

(B)

As reported in Schedule 13G/A filed September 12, 2011 with the SEC by Wellington Management Company, LLP (“Wellington”). It is reported in the Schedule 13G/A that 7,290,064 shares of Common Stock are beneficially owned by Wellington. Wellington has shared voting power over 6,305,294 shares and shared dispositive power over 7,290,064 shares, and is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(C)

As reported in a Schedule 13D/A filed with the SEC on November 3, 2011 by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn

Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn, a citizen of the United States of America (collectively, the “Reporting Persons”), the Reporting Persons reported the following: High River has sole voting power and sole dispositive power with regard to 1,450,285 shares of Common Stock and each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock; Icahn Master has sole voting power and sole dispositive power with regard to 2,407,531 shares of Common Stock and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock; Icahn Master II has sole voting power and sole dispositive power with regard to 813,634 shares of Common Stock and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock; Icahn Master III has sole voting power and sole dispositive power with regard to 357,953 shares of Common Stock and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners has sole voting power and sole dispositive power with regard to 2,222,023 shares of Common Stock and each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock.

Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Reporting Persons. In addition, Mr. Icahn is the indirect holder of approximately 92.6% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings. See the Schedule 13D/A filing by the Reporting Persons for certain disclaimers of beneficial ownership

(D)

As reported in Schedule 13D filed December 19, 2011 with the SEC by Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Master Fund, Ltd. (“Owl Creek Overseas”), Owl Creek Advisors, LLC, Owl Creek Asset Management, L.P. and Jeffrey A. Altman. It is reported in the Schedule 13G/A that (1) 97,433 shares of Common Stock are beneficially owned by Owl Creek I, L.P., over which it has shared voting power and shared dispositive power, (2) 1,498,685 shares of Common Stock are beneficially owned by Owl Creek II, L.P., over which it has shared voting power and shared dispositive power, (3) 4,506,995 shares of Common Stock are beneficially owned by Owl Creek Overseas, over which it has shared voting power and shared dispositive power, (4) 6,103,113 shares of Common Stock are beneficially owned by Owl Creek Advisors, LLC, over which it has shared voting power and shared dispositive power, (5) 6,103,113 shares of Common Stock are beneficially owned by Owl Creek Asset Management, L.P. over which it has shared voting power and shared dispositive power, (6) 6,153,303 shares of Common Stock are beneficially owned by Jeffrey A. Altman, over which he has shared voting power and shared dispositive power and (7) Owl Creek Advisors, LLC is the general partner of Owl Creek I and Owl Creek II and the manager of Owl Creek Overseas, and as such has the power to direct the affairs of Owl Creek I, Owl Creek II and Owl Creek Overseas. Owl Creek Asset Management, L.P. is the investment manager of Owl Creek I, Owl Creek II and Owl Creek Overseas, and as such has the power to direct the affairs of Owl Creek I, Owl Creek II and Owl Creek Overseas. Jeffrey A. Altman is the managing member of Owl Creek Advisors, LLC and the managing member of the general partner of Owl Creek Asset Management, L.P., and in such capacities has the power to direct their operations.

(E)

As reported in a Schedule 13G/A filed June 10, 2011 with the SEC by FMR LLC (“FMR”), Edward C. Johnson, 3d, Chairman of FMR, and Fidelity Management and Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Fidelity”). It is reported in the Schedule 13G/A that (1) Fidelity is the beneficial owner of 2,768,534 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, (2) Edward C. Johnson 3d, and FMR, through its control of Fidelity, and the funds each have sole power to dispose of 2,768,534 shares owned by such funds and neither FMR nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by such funds, which power resides with such funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such funds’ Boards of Trustees, (3) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR’s beneficial ownership includes 2,320 shares of Common Stock, beneficially owned through Strategic Advisers. (4) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 65,600 shares of Common Stock as a result of its serving as investment advisor to the institutional account(s), non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares, (5) Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 65,600 shares and sole power to vote or to direct the voting of 65,600 shares owned by the institutional account(s) or funds advised by PGALLC as reported above, (6) Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR, (7) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,031,993 shares of Common Stock as a result of its serving as investment manager of institutional accounts owning such shares, (8) Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 1,031,993 shares and sole power to vote or to direct the voting of 1,020,623 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above, (9) FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 1,026,139 shares of Common Stock, and (10) FIL has sole dispositive power over 1,026,139 shares and sole power to vote or direct the voting of 1,019,799 shares and no power to vote or direct the voting of 6,340 shares of Common Stock held by the international funds as reported above. Partnerships controlled predominantly by members of the family of Edward C. Johnson own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

NAVISTAR COMMON STOCK OWNED BY EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding beneficial ownership of our Common Stock as November 30, 2011 by: (i) each of our directors or nominees for director; (ii) each of our executive officers named in the Summary Compensation Table on page 48 (“NEOs”); and (iii) all of our directors, nominees for director and executive officers as a group. In general, “beneficial ownership” includes those shares a director, nominee for director or NEO has the power to vote or transfer, stock units with no risk of forfeiture and stock options exercisable within 60 days. Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares beneficially owned by them.

Name/Group	Owned(1)	Number of DSUs, PSUs or RSUs With No Risk of Forfeiture(2)	Obtainable Through Stock Option Exercise	Total		Percent of Class
Andrew J. Cederoth	17,521	8,696	41,777	67,994		*
Eugenio Clariond(4)	127,758	11,275	23,601	162,634		*
John D. Correnti	4,988	13,257	26,101	44,346		*
Steven K. Covey	22,973	7,679	107,889	138,541		*
Gregory W. Elliott	14,552	2,895	64,871	82,318		*
Diane H. Gulyas	2,216	338	4,001	6,555		*
Michael N. Hammes	5,320	–	6,401	11,721		*
David D. Harrison	3,333	1,009	7,601	11,943		*
Deepak T. Kapur	58,681	10,077	171,998	240,756		*
James H. Keyes	2,341	16,424	23,601	42,366		*
Steven J. Klinger	6,341	–	7,601	13,942		*
Stanely A. McChrystal	1,508	–	–	1,508		*
Daniel C. Ustian	134,845	48,068	720,308	903,221		[1.3	]
Dennis D. Williams(3)	–	–	–	–		*
All Directors and Executive Officers as a Group (18 persons)(5)	446,341	129,407	1,357,173	1,932,921	(6)	[2.7	]

*	Percentage of shares beneficially owned does not exceed one percent.

(1)

The number of shares shown for each NEO (and all directors and executive officers as a group) includes the number of shares of Common Stock owned indirectly, as of November 30, 2011, by such executive officers in our Retirement Accumulation Plan, as reported to us by the Plan trustee.

(2)

The number of DSUs, PSUs and RSUs owned by each director and NEO (and all directors and executive officers as a group) includes deferred share units (“DSUs”), premium share units (“PSUs”) and restricted stock units (“RSUs”). For additional information on DSUs, PSUs and RSUs see below.

(3)	At the request of the UAW, the UAW representative director, Dennis Williams, does not receive stock or stock option grant awards.

(4)	Includes 125,500 shares Mr. Clariond owns indirectly through Ecrehi, CV LP.

(5)	Includes current directors and executive officers as a group.

(6)	Includes shares over which there is shared voting and investment power as follows: directors and executive officers as a group – 131,449 shares.

DSUs PSUs and RSUs

Under our Executive Stock Ownership Program, executives may defer their cash bonus into DSUs. If an executive officer elects to defer a cash bonus, the number of shares shown for such NEO includes these DSUs. These DSUs vest immediately. The number of shares shown as owned for each NEO (and all NEOs as a group) also includes PSUs that were awarded pursuant to the Executive Stock Ownership Program. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded.

Under our Non-Employee Directors Deferred Fee Plan, directors may defer all or a portion of their annual retainer and meeting fees into DSUs. If a director elects to defer a portion of their annual retainer and/or meeting fees into DSUs, these DSUs are shown as owned.

Under our 2004 Performance Incentive Plan (“2004 PIP”) and prior plans, executives may defer the receipt of shares of Common Stock due in connection with a restoration stock option exercise of non-qualified stock options that were vested prior to December 31, 2004. If an executive elected to defer receipt of these shares into stock units, these stock units are also shown as owned. The deferral feature has been eliminated with respect to future stock option grants under the 2004 PIP and for non-qualified stock options granted from prior plans that vest on or after January 1, 2005.

Under our 2004 PIP, RSUs were granted to our NEOs on December 16, 2008 and December 15, 2009. The December 2008 and 2009 RSUs vest ratably over a three year period with 1/3rd vesting on each of the first three anniversaries of the date of grant, so that in 3 years the RSUs are 100% vested.

COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board (the “Compensation Committee”) reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based upon this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement. The independent members of the Board reviewed and discussed the compensation of the President and CEO.

The Compensation Committee	The Independent Members of the Board of Directors (non Compensation Committee members)
John D. Correnti, Chairperson	Eugenio Clariond
David D. Harrison	Diane Gulyas
Michael N. Hammes	General (Retired) Stanely A. McChrystal
James H. Keyes	Dennis D. Williams
Steven J. Klinger

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has the responsibility to approve and monitor all compensation and benefit programs for our executive officers (designated as Section 16 Officers) and makes recommendations for the compensation and benefits of our Chief Executive Officer (the “CEO”), which is then approved by the independent members of our Board. As part of its responsibility, the Compensation Committee reviews the performance of executive officers and approves compensation based on the overall successes of the individual executive, his or her specific business unit to the extent applicable, and the organization as a whole. The Compensation Committee is governed by a written charter, a copy of which is available on the Investor Relations section of our website at http://ir.navistar.com/documents.cfm.

Executive Summary

Our long-term business strategy is focused on three pillars: (i) Great Products, (ii) Profitable Growth, and (iii) Competitive Cost Structure. Two key enablers to this strategy are our ability to (i) leverage the resources we have and those of our partners, and (ii) control our destiny.

In fiscal year 2011, we had a strong full-year earnings performance reflecting the Company’s continued execution of our strategy. Drivers of this performance included higher revenues and improved margins in our core North American truck business, sustained military sales and profitability of our engine business. We also saw revenues from outside of North America grow to more than $3 billion as well as ongoing benefits from our engineering integration.

At our 2011 annual meeting of stockholders, our stockholders expressed their continued support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation. More than 98% of votes cast supported our executive compensation policies and practices. In fiscal year 2011, we reviewed our executive compensation programs in light of our business results and our stockholder support of our executive compensation programs. We also held meetings with our institutional investors in order to solicit our investors’ views regarding, among other things, our executive compensation practices. Following such review and consideration, we continue to believe that our executive compensation programs are designed to support our company and our business strategies in concert with our compensation philosophies and guiding principles.

Consistent with our commitment to best practices in executive compensation, some of the compensation practices we continued to follow in fiscal year 2011 include the following:

•	We do not have employment contracts.

•	We do not provide tax gross-ups to Section 16 Officers, including NEOs.

•	We do not provide excise tax gross-ups on Change in Control payments.

•	We do not provide “single trigger” Change in Control benefits.

•	Our NEOs and directors are subject to stock ownership guidelines.

•	The vesting period for our NEOs’ stock options and RSUs is over a 36 month period.

A summary of certain key reviews and changes to our executive compensation program in fiscal year 2011 include the following:

•

In late fiscal year 2010, the Compensation Committee approved a new long-term incentive program under our 2004 PIP for fiscal year 2011, which includes a total stockholder return plan for top executives, including our NEOs, focused on increasing stockholder value and outperforming the competition. Awards were granted to the NEOs under this plan in fiscal year 2011.

•

The Compensation Committee reviewed executive stock ownership guidelines in comparison to our peer group, best and future market practices, and results from executive feedback sessions. Based upon its findings and due to economic conditions, the Compensation Committee did not make changes to our program in fiscal year 2011, but the Compensation Committee will continue to monitor trends and consider future changes.

•	The Compensation Committee as well as our entire Board reviewed our Human Resources People Strategy to address succession and executive development.

Details regarding these changes are further explained in the respective sections throughout the CD&A and this proxy statement.

Detailed Review of Executive Compensation

Compensation Philosophy and Objectives

Our executive compensation program for our NEOs, as well as other executives, is designed to closely align executive rewards with corporate, group and individual performance and the total return to stockholders. Our Compensation Committee has developed an overall compensation philosophy that is built on a foundation of the following guiding principles:

•	Competitive Positioning: Total remuneration is designed to attract and retain the executive talent necessary to achieve our goals through a market competitive total remuneration package.

•

Pay-for-Performance: Executive compensation is performance-based with a direct link to Company, business unit, and individual performance. It is also designed to align the interests of executives and stockholders.

•

Fairness: Compensation programs are designed to be fair and equitable across all employee groups and should not discriminate in favor of any one individual or group on the basis of age, service, or other non-performance related criteria.

•

Ownership and Responsibility: Compensation programs are designed to recognize individual contributions as well as link executive and stockholder interests through programs that reward our executives, including our NEOs, based on the financial success of the Company and increases to stockholder value.

Market Compensation Review

We continuously monitor the competitiveness of our executive compensation program. Over the past few years, the Compensation Committee has reviewed various components of our executive compensation program to ensure that (i) pay opportunities are competitive with the market, (ii) there is an appropriate link between performance and pay and (iii) the program supports our stated compensation philosophy. For example, in 2010, we redesigned our Annual Incentive Plan (“AI Plan”) to be further tied to our business strategy while driving key performance behaviors. We also amended our Executive Severance Agreements (“ESA”) to eliminate the excise tax gross-ups upon a change in control and to ensure alignment with competitive best practices and regulatory compliance. Additionally, we approved our Total Shareholder Return (“TSR”) program for fiscal year 2011 for top executives, including the NEOs, under our 2004 PIP. The TSR program includes incentives based on increasing stockholder value and outperforming the competition.

Our review process includes consultation with Exequity, an independent compensation consultancy firm, which compared the compensation of our executives, including our NEOs, on short-term incentives, long-term incentives, ESAs and our overall compensation and benefits philosophy to that of our compensation peer group and broader market practice. Exequity was engaged by the Compensation Committee and reports solely to the Compensation Committee. The Compensation Committee has the sole authority to approve the terms of engagement. Exequity did not provide any services to the Company other than executive compensation consulting services during fiscal year 2011. The Compensation Committee considered both Exequity’s advice and management’s opinion in determining the compensation strategy. On an ad hoc basis, the Compensation Committee may engage Exequity to provide information regarding specific executive compensation topics of interest.

For fiscal year 2011, our compensation peer group of 23 companies was chosen from a cross section of manufacturing and transportation and equipment companies that have revenues ranging from one half to two times our revenues. We review executive compensation against this peer group of companies with which we compete for talent. Information about this list of companies is used by Exequity and management when the Compensation Committee requests specific executive compensation analyses. The Compensation Committee approved the following peer group for fiscal year 2011.

Fiscal Year 2011 Compensation Peer Group

AGCO Corporation	Goodrich Corporation	PACCAR Incorporated
Cummins Incorporated	Goodyear Tire and Rubber	Parker-Hannifin
Danaher Corporation	Harley Davidson, Incorporated	PPG Industries, Inc.
Deere and Company	Illinois Tool Works	Terex Corporation
Dover Corporation	Ingersoll-Rand Co. Ltd.	Textron, Incorporated
Eaton Corporation	ITT Industries, Incorporated	TRW Automotive Holdings Corporation
General Dynamics	Masco Corporation	Whirlpool Corporation
Genuine Parts Company	Oshkosh Corporation

Our Compensation Committee also reviewed a broader industry survey published by Aon Hewitt for additional compensation market data. Please refer to Appendix B of this proxy statement for a list of participants in Aon Hewitt’s 2011 TCM survey. For individual executive positions, if the market data from the peer group of companies was not statistically reliable because of the small sample size, we also used the manufacturing group (or if that sample size is not large enough, the all-industry group) of this broader survey data. When we use broader industry surveys, we use market data within our revenue scope, either overall consolidated revenue for corporate roles and/or business unit revenue for business unit specific roles. This is especially true for the base salary competitive market review.

In fiscal year 2011, for base salary, short-term incentives, and long-term incentives, we targeted the 50th percentile (market median). We established a policy of targeting base salaries at the 50th percentile (market median) of the competitive market, based on peer group practices. We refer to this as the competitive market data, competitive market, or the like. We consider an executive to be compensated competitively if his or her base salary is within 80 to 120 percent of the market median. Under special circumstances, when we are recruiting for critical roles, we may target an executive’s salary up to the 75th percentile. Our incentive compensation plans provide executives with the opportunity to earn total compensation at the 50th percentile of the competitive market for target consolidated, business unit, and/or individual performance and at the 75th percentile for distinguished consolidated, business unit, and/or individual performance.

Typically, our CEO makes recommendations to the Compensation Committee regarding annual base salary increases for the NEOs other than himself (see the section entitled “Summary of the Executive Salary Planning Approval Process” below). For our AI Plan, our CEO may recommend that the Compensation Committee adjust awards to reflect individual performance. For long-term incentives, awards generally follow our fixed share guidelines with no adjustments recommended by our CEO. However our CEO does have discretion for select executives eligible for the performance shares awarded under the TSR program, described in Long-Term Incentives on page 41 of this proxy statement.

Pay Mix

Our pay mix of base salary, short-term incentives, and long-term incentives (“Total Direct Compensation” or “TDC”) generally tracks the marketplace. The major components of TDC, specifically short-term and long-term incentives, are contingent upon performance and, therefore, fluctuate with our financial results and share price. This structure supports our pay-for-performance compensation philosophy.

The pay mix for NEOs is displayed on the left. For the CEO:

•    90% of TDC is at risk

•    12% of TDC is tied to achievement of annual incentive goals

•    78% of TDC is tied to achievement of share price or financial goals over a longer period

For all other NEOs:

•    78% of TDC is at risk

•    15% of TDC is tied to achievement of annual incentive goals

•    63% of TDC is tied to achievement of share price or financial goals over a longer period

Elements of Executive Compensation

The key elements of our executive compensation program include base salary, short-term incentives, long-term incentives, retirement benefits, perquisites, and other benefits. We also maintain stock ownership guidelines for our executives, including our NEOs. Although decisions relative to each of these compensation elements are made separately, the Compensation Committee considers the total compensation and benefits package when making any compensation decision.

Base Salary

We pay each executive officer a competitive base salary, on a monthly basis, for services rendered during the year. Base salaries for executive officers, including our NEOs, are typically reviewed and adjusted based on evaluating (i) the responsibilities of their positions, (ii) the competitive marketplace data and (iii) the performance of each executive during the fiscal year.

Summary of the Executive Salary Planning Approval Process

•	The head of each business unit reviews competitive salary market data relevant to his or her direct and indirect reports.

•	The head of each business unit provides salary recommendations for his or her direct and indirect reports.

•	The CEO reviews and approves and/or adjusts all of these salary recommendations.

•

The Compensation Committee reviews the salary for the CEO and reviews and approves the CEO’s salary recommendations for all Section 16 Officers. The CEO does not recommend nor is he involved in decisions regarding his own compensation.

•

The Compensation Committee then recommends and the independent members of the Board approve or adjust the salary recommendation for the CEO. We have a detailed procedure in place for reviewing the performance of the CEO and determining the annual salary of the CEO as described in greater detail below.

After a two year freeze on performance-based salary increases due to the economic environments of 2009 and 2010, traditional base salary performance increases were provided in fiscal year 2011. The table below sets for the base salary for our NEO’s for fiscal year 2011, as well as their previous base salary.

NEO Fiscal Year 2011 Base Salary

NEO	Previous Base Salary	Effective Date		FY2011 Base Salary	Effective Date
Daniel C. Ustian	$1,180,000	January 1, 2008		$1,250,000	January 1, 2011
Andrew J. Cederoth	$470,000	September 24, 2009	(1)	$513,500	November 1, 2010
Deepak T. Kapur	$640,000	November 1, 2007		$672,000	November 1, 2010
Steven K. Covey	$495,000	November 1, 2007		$548,600	November 1, 2010
Gregory W. Elliott	$420,000	June 1, 2008	(2)	$441,000	November 1, 2010

(1)	Base increase due to promotion to Chief Financial Officer.

(2)	Base increase due to promotion to Senior Vice President Human Resources and Administration.

CEO Performance Evaluation

Each year, typically in December, the Compensation Committee and the independent members of the Board evaluate the CEO’s performance for the prior fiscal year. This review is based on the CEO’s achievement of goals set for the start of that year. The CEO presents this information solely to the independent members of the Board, who then discuss it in executive session. The CEO is not present during this discussion. The independent members’ evaluation of the CEO’s performance then forms the basis for the decision on the CEO’s short-term incentive award under our AI Plan for the prior fiscal year and base salary for the new fiscal year. The chair of the Compensation Committee then informs the CEO of the compensation decisions and the performance evaluation on which those decisions were based.

In December 2010, based on the recommendation of the Compensation Committee, the independent members of the Board approved a base salary increase for Mr. Ustian from $1,180,000 to $1,250,000 effective January 1, 2011.

In December 2011, based on the recommendation of the Compensation Committee, the independent members of the Board approved a base salary increase for Mr. Ustian from $1,250,000 to $1,290,000 effective January 1, 2012. In this regard, the Compensation Committee awarded performance increases in general to the base salary for executives, including NEOs, effective in fiscal year 2012. Also, in December 2011, the independent members of the Board approved a fiscal year 2011 AI Plan award (“AI Award”) slightly above the Target level for Mr. Ustian based upon both the Company’s strong financial results and his achievements within our three strategic pillars of great products, competitive costs and profitable growth in fiscal year 2011. As discussed in the Annual Incentive section below, the Company’s fiscal year 2011 pro forma Consolidated Normalized Earnings Per Share (“EPS”) was $4.71, which is slightly above the Target level.

Annual Incentive

The AI Plan is a short-term incentive program that exists to reward, motivate and retain employees as well as align rewards with performance for the fiscal year. The AI Plan is a key element in the executive compensation package as we intend for a significant portion of an executive’s, including the NEO’s, total compensation to be performance-related. The AI Plan for fiscal year 2011 was based on attaining financial and non-financial performance goals established and approved by the Compensation Committee. The AI Plan is authorized under our stockholder approved 2004 PIP. The 2004 PIP is an omnibus plan that allows for various awards such as cash, stock options, stock appreciation rights, RSUs, PSUs, DSUs and performance shares. The AI Plan and the 2004 PIP do not currently have claw-back provisions, which, for example, would retract a prior incentive award when financial results are restated after the award was paid. Our intent is to implement a claw-back provision soon after the final SEC rules and guidelines on this topic are adopted.

Historically, the profitability of our business has been heavily influenced by the cycle of North American truck sales. Consolidated financial goals for our AI Plan had in the past been based on return on pro forma equity (“ROE”). This truck industry volume measure is re-evaluated annually due to cyclical fluctuations. The amount of income required to earn an AI Award was calculated using this ROE target and then converted to an EPS goal. During our fiscal year 2010 review and redesign of our AI Plan, we reaffirmed that our overall goals should still be based upon truck industry volume as the demand for our products is closely tied to this metric. However, while ROE and industry volume remain the foundation for our AI Award calculation, EPS is our primary performance factor.

The key features of our AI Plan in fiscal year 2011 are as follows:

•	Performance based upon EPS

•	Growth Business Adjustment

•	To include the impact of new businesses or growth opportunities

•	Overall adjustment for business unit and individual performance

•	Degree of difficulty of the role / complexity of the business

•	Judgment (performance as evaluated by the CEO in conjunction with management and the Compensation Committee)

Our AI Plan ties into our overall strategy of great products, competitive costs and profitable growth and is intended to drive key behaviors including:

•	Focusing on reducing the impact of cyclicality

•	Ensuring the Company is profitable at all points of the cycle

•	Improving cost structure

•	Improving conversion rate of operating income into net income

•	Controlling our destiny

•	Reduce the impact of unforeseen events on our financial results

The AI Plan has threshold, target, distinguished, and super-distinguished performance payout levels for the NEOs which range from 25% to 200% of target. Based upon performance, in some years, we may not make payments under the AI Plan, but we also have the ability under the AI Plan to make maximum payments at 200% of target bonus opportunity for super-distinguished performance. Consolidated financial results between performance levels are interpolated on a straight-line basis to determine payment amounts.

The following were factors in the 2011 AI Plan:

Consolidated Financial Performance: For all of our executives, consolidated financial performance is heavily weighted in the calculation of incentive payments in order to encourage integrated execution across organizational boundaries within the Company.

We believe that it is important to encourage executives to work together to achieve the best consolidated organizational results rather than solely focus on individual business unit results. Consolidated financial goals are based on our EPS, as determined by the Compensation Committee. The EPS goal is established based on an expected industry volume and an additional adjustment takes place to account for the sustainable revenues and margins from the Company’s growth businesses.

The following table outlines the fiscal year 2011 EPS goals based upon a forecast for truck industry volume of 265,000 units, growth business revenue of $2.0 billion, and an estimated share count of 73.6 million shares of Common Stock.

Goal	Annual Incentive EPS

Threshold (25% of Target)	$3.78

Target (100%)	$4.69

Distinguished (150% of Target)	$5.53

Super Distinguished (200% of Target)	$6.28

Final fiscal year 2011 EPS was $22.64, however, this amount includes the impact of three issues that were not included in the EPS goals. We do not believe these issues are indicative of 2011 performance and should be excluded from our fiscal year results when comparing to our EPS goals.

•

Tax Valuation Allowance Release: Our results include a net $1.527 billion benefit from the release of a portion of the Company’s income tax valuation allowance and the resulting recognition of U.S. income tax. The valuation allowance release was based on our assessment that it is more likely than not that we will realize a substantial portion of our domestic deferred tax assets and is reflective of the continued positive outlook of the Company’s operations.

•

Restructuring of North American Manufacturing Operations: Our results include $127 million of restructuring and related charges in 2011, primarily resulting from our plans to close our Chatham, Ontario, heavy truck plant and Workhorse chassis plant in Union City, Indiana, and to significantly scale back operations at our Monaco recreational vehicle headquarters and motor coach manufacturing plant in Coburg, Oregon. These costs include restructuring charges, impairment charges related to certain intangible assets and property plant and equipment primarily related to these facilities, and other related charges. The restructuring and related charges recorded are based on restructuring plans that have been committed to by management and are based upon management’s best estimates of future events.

•

Incremental Other Post Employment Benefits Expenses: Our results include $24 million in incremental other post-employment benefit (“OPEB”) expenses that we incurred primarily as the result of a court-ordered reinstatement of prior benefits that existed before an administrative change to the prescription drug program affecting plan participants who are Medicare eligible. Of the amount recognized, approximately $15 million relates to retroactive expenses and $9 million relates to expenses incurred after the court ruling.

We have calculated a pro forma EPS for purposes of determining annual incentive that excludes the impact of these three issues from our fiscal year results, and adjusts for the difference in the actual diluted weighted shares outstanding of 76.1 million versus the 73.6 million shares assumed when the AI Plan EPS goals were determined, in order to provide an appropriate comparison to our EPS goals.

	Net Income (in millions)	EPS

As reported	1,723	22.64

Plus manufacturing operations restructuring	127	1.67

Plus incremental OPEB expenses	24	0.32

Less valuation allowance expenses	(1,527)	(20.07)

Plus share count assumption adjustment		0.15

Pro forma	347	4.71

With the exclusion of the impact of the three issues noted above, pro forma EPS used to determine annual incentive was $4.71, which is 101.2% of Target under the annual incentive straight-line interpolation between performance payout levels.

In 2011, we also incurred engineering integration costs of $64 million that relate to the consolidation of our truck and engine engineering operations as well as the move to our new world headquarters in Lisle, Illinois. These costs were a known issue when annual incentive goals were set and thus were included in the Target EPS used to determine annual incentive. The earnings guidance we provided to our stockholders, $5.00 to $6.00 EPS, did not include the impact of our engineering integration efforts or the retroactive portion of the incremental OPEB expenses. Our pro forma EPS used to determine annual incentive, as adjusted for engineering integration costs, non-retroactive incremental OPEB expenses and the share count assumption, to compare to our earnings guidance in our Form 10-K for fiscal year 2011, is shown below.

	Net Income (in millions)	EPS

Pro forma	347	4.71

Less share count assumption adjustment		(0.15)

Plus engineering integration costs	64	0.84

Less non-retroactive incremental OPEB expenses	(9)	(0.12)

Adjusted	402	5.28

The adjusted EPS of $5.28 is within the guidance range of $5.00 to $6.00 EPS.

Business Unit and Individual Performance: The AI Plan is funded based on consolidated financial performance but may be adjusted based on assessment of business unit/functional group performance as well as individual performance.

The CEO in consultation with the Compensation Committee establishes goals for the Company including its major business units and/or functions. Performance relative to the goals is assessed quantitatively and qualitatively at the end of the fiscal year. A participant’s award may be adjusted based on the performance of their business unit and/or functional area as well as their individual performance.

Individual performance is measured by our annual Total Performance Management (the “TPM”) assessment. The TPM process is a performance management tool that focuses on employee career development, goal setting, performance appraisal and evaluation. The TPM assessment reviews how well the executive performed with regard to both individual goals and defined skills and behaviors.

Generally only financial goals are applicable to awards for our NEOs except where business unit and/or individual performance is used for downward discretion. However, for fiscal year 2011, in no event will any NEO receive an award greater than their predetermined share of a pool equal to 1.75% of EBIT over $50 million.

In conjunction with the 2011 AI Plan factors stated above, the following are additional factors used to determine the total 2011 AI Plan pool:

•	Achievement of pre-established financial and non-financial goals

•	Market expectations

•	Senior management expectations – such as whether our accomplishments differentiate the Company in the marketplace, and whether we have prepared the business to be successful in the future

•	Affordability

The Compensation Committee reserves the right to reduce the aggregate amounts paid under the 2011 AI Plan. Generally, AI Awards are not paid when consolidated financial results are below threshold. In any event, under no circumstances will the AI Plan provide payments when net income is negative.

The Compensation Committee has the discretion to adjust a bonus payment. In doing so, the Compensation Committee historically considers the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). While the Compensation Committee generally intends for incentive compensation to be tax deductible, there may be instances when the Compensation Committee decides to award a non-deductible amount. The Compensation Committee did not award a non-deductible amount under the AI Plan for fiscal year 2011.

Fiscal Year 2011 Annual Incentive Target Award Percentages and Amount Earned

Named Executive Officer	Business Unit	Target as a % of Base Salary	Maximum NEO Payment available under our 2011 AI pool	2011 AI Amount Earned(1)
Daniel C. Ustian	Corporate /Consolidated	110%	$2,470,650	$1,450,000
Andrew J. Cederoth	Corporate /Consolidated	75%	$ 736,444	$ 372,416
Deepak T. Kapur	Truck	75%	$ 950,250	$ 487,368
Steven K. Covey	Corporate /Consolidated	65%	$ 665,175	$ 344,823
Gregory W. Elliott	Corporate /Consolidated	65%	$ 546,394	$ 277,191

(1)

Final NEO awards were based upon consolidated financial performance and then the Compensation Committee used downward discretion to make individual award decisions based upon their business unit or functional area as well as individual performance.

As previously discussed in the CEO Performance Evaluation section on page 36 of this proxy statement, Mr. Ustian’s award is based slightly above the Target level of performance, which is consistent with the pro forma EPS used to determine annual incentive.

All other NEO’s fiscal year 2011 AI Awards were slightly below the Target level of performance. Each of their achievements are highlighted below:

•	Mr. Cederoth’s achievements included financial management which supports our profitable growth and competitive cost structure pillars.

•	Mr. Kapur’s achievements included global expansion and entry into new military contracts, in support of our great products pillar.

•	Mr. Covey’s achievements included legal guidance which supports controlling our destiny.

•	Mr. Elliott’s achievements included culture and leadership initiatives which support leveraging the resources we have and those of our partners.

Long-Term Incentives

Our objectives for including long-term incentives as part of our executives’ total compensation package include:

•	Aligning executive and stockholder interests by tying compensation to share price appreciation;

•	Emphasizing returns to stockholders; and

•	Cultivating ownership.

To manage the allocation of shares in the 2004 PIP, the Compensation Committee uses a fixed share grant approach. The fixed share guideline takes into account the long-term incentive target by position, Black-Scholes valuation methodology, and estimated stock price. This approach assists us in managing dilution and provides a similar mix of equity vehicles for similar job roles. Historically, we granted stock options only. However, beginning in 2008 we incorporated the use of RSUs and cash-settled RSUs, and cash-settled performance shares in December 2010.

We have never backdated stock options. In addition, as set forth in the 2004 PIP, we prohibit stock option repricing. However, within the 2004 PIP, there was historically a Restoration Stock Option Program. Specifically, the Restoration Stock Option Program allowed an executive to exercise vested non-qualified stock options by presenting shares that have a total market value equal to the option exercise price times the number of options. New restoration options are then granted with an exercise price equal to the fair market value of our stock at that time in an amount equal to the number of mature shares that were used to exercise the original option, plus the number of shares that were withheld for the required tax liability. The restoration stock options have a term equal to the remaining term of the original option, generally become exercisable six months after the date of grant, and otherwise have the same general terms and conditions of other non-qualified stock options granted under the Company’s stock plans. In December 2008, the Compensation Committee approved the elimination of the Restoration Stock Option Program under the 2004 PIP in connection with future long-term incentive grants, beginning with the grants made in December 2008.

In fiscal year 2011, our Compensation Committee engaged Exequity to work together with the Compensation Committee and management to review the competitiveness of our long-term incentive program. The Compensation Committee approved the long-term incentive design for fiscal year 2011 in October 2010 and granted awards in December 2010.

This process began with an overall review of executive compensation positioning for base salary, annual incentive and long-term incentives. We found that our overall compensation program was competitive except for the long-term incentive values for our top level executives, including our NEOs listed on the Summary Compensation Table on page 48 of this proxy statement. This determination led to our decision to design a long-term incentive program for our top executives that moves them closer to the competitive market. For the top level executives, including our NEOs, we modified our traditional fixed share guideline to a targeted long-term incentive economic value, which is stated below in the “NEO Fiscal Year 2011 Long-Term Incentive Awards” table.

In order to do this, a TSR program was added to the long-term incentive program of the 2004 PIP. The TSR program changes the equity mix for select top executives, including our NEOs, to provide them with financial opportunities when there is increased stockholder value and the Company outperforms its competition. The select top executives, including NEOs, are granted a mix of 50% stock options and 50% cash-settled performance shares based upon the TSR program.

The following are key features of the TSR program:

•	Three-year performance period compared to our peer group.

•

After the three-year performance period, if performance is at or exceeds Target (performance at the 50th percentile or above as compared to our industry peer group), the cycle ends and payments are settled in cash.

•

After the three-year performance period, if performance is less than Target, the cycle is extended for two additional years and measured for the entire five year period. Under this extension, participants can earn up to Target less any earnings for the first three year measurement period.

•	Beginning and ending share prices are measured using the average price during 90 day trading periods.

•	TSR program performance measurement:

TSR Percentile Ranking	TSR Payout as a % of Target
<30th percentile	0%
30th percentile	0%
40th percentile	50%
50th percentile	100% (Target)
75th percentile	150%
90th percentile	200%

•	Provides long-term incentive values at 75th percentile or above if warranted by Company performance relative to its peers.

In December 2010, the Compensation Committee approved long-term incentive awards under our 2004 PIP for fiscal year 2011 for eligible plan participants. The NEOs and other top executives received a grant mix of 50% stock options and 50% cash-settled performance shares based upon the TSR program described above. All other eligible participants received a grant mix of 50% stock options and 50% cash-settled RSUs. The stock options have a seven (7) year term and both stock options and cash-settled RSUs vest ratably over a three year period.

NEO Fiscal Year 2011 Long-Term Incentive Awards

NEO	Stock Options	Cash-settled Performance Shares (based upon TSR at Target)	Targeted Economic Value

Daniel C. Ustian	137,800	55,120	$6,200,000

Andrew J. Cederoth	27,800	11,100	$1,250,000

Deepak T. Kapur	33,300	13,300	$1,500,000

Steven K. Covey	20,000	8,000	$ 900,000

Gregory W. Elliott	13,400	5,600	$ 625,000

As discussed in the Annual Incentive section on page 37 of this proxy statement, operationally we had strong earnings performance in fiscal year 2011 and surpassed Target EPS performance. However, we do not believe this performance is reflected in our stock price and relative TSR results as of the end of fiscal year 2011. We expect our stock price to climb and provide future long-term incentive value.

We also believe that the accounting values that are required to be reported on the Summary Compensation Table for our performance shares may be misleading. To provide more useful information, the chart below illustrates the difference between the accounting value (at grant date and as of fiscal year end) and the amount that would have been paid had the requisite performance period ended on October 31, 2011. As you can see, our executives have realized no value from these awards in fiscal year 2011, and the total value of these awards using our stock price as of October 31, 2011, is approximately 60% of the grant date value of these awards.

Realized Value of NEO Fiscal Year 2011 Long-Term Incentive Awards

	Ustian	Cederoth	Kapur	Covey	Elliott
Performance Share Awards (cash-settled)
Grant Date Value(a)	$4,671,420	$940,725	$1,127,175	$678,000	$474,600
Value as of October 31, 2011(a)	$2,628,122	$529,248	$634,144	$381,440	$267,008
Realized Value as of October 31, 2011(b)	$0	$0	$0	$0	$0
Stock Option Awards
Grant Date Value(c)(d)	$3,637,920	$733,920	$879,120	$528,000	$353,760
Value as of October 31, 2011(d)	$2,426,658	$489,558	$586,413	$352,200	$235,974
Realized Value as of October 31, 2011(b)	$0	$0	$0	$0	$0
Total
Grant Date Value	$8,309,340	$1,674,645	$2,006,295	$1,206,000	$828,360
Value as of October 31, 2011	$5,054,780	$1,018,806	$1,220,557	$733,640	$502,982
Realized Value as of October 31, 2011	$0	$0	$0	$0	$0

(a)	Valued using Monte Carlo Simulation in accordance with FASB ASC Topic 718

(b)	Amounts that would have been paid had the requisite performance period ended on October 31, 2011

(c)	Restoration awards not included

(d)	Estimated using Black-Scholes model

The grant date value in the chart above is the amount we are required to include in the Summary Compensation Table on page 48 of this proxy statement and, for accounting purposes, uses an $84.75 stock price in its valuation. That price is 143.8% higher than our actual stock price of $58.915 on the date the performance shares were granted, which was the price the Compensation Committee considered when making long-term incentive grants for fiscal year 2011. We do not think these grant date value amounts fairly represent our executives’ true compensation and we believe the Summary Compensation Table overstates the true value of the stock awards and option awards to our executives. For more information, please refer to footnotes 1 and 2 related to stock awards and option awards in the Summary Compensation Table on page 48 of this proxy statement.

Executive Stock Ownership Program

We believe that it is important to encourage senior executives to hold a material amount of Navistar Common Stock and to link their long-term economic interest directly to that of the stockholders. To achieve this goal, we established stock ownership requirements. During fiscal year 2011, our stock ownership guidelines applied to approximately 60 executives, including our NEOs, the majority of who hold the title of vice president and above. Executives are expected to meet the ownership level for their position within five years of attaining that position. The ownership requirements range from 75% to 300% of base salary (225% to 300% for NEOs) and are fixed at the number of shares that are required to be held as of the date of an executive’s promotion or hire, based on the fair market value of the shares at that time.

During fiscal year 2011, the Compensation Committee engaged Exequity to work together with the Compensation Committee and management on reviewing our current executive stock ownership program. An analysis of current requirements, market practice and trend data in addition to executive interview feedback was compiled. Overall, our program was determined fair and provides executives with various methods that count toward the requirements, including but not limited to, open market purchases, restricted stock units, salary reduction, and Navistar shares invested in 401(k) plans. Based upon these findings and the current economic climate, our Compensation Committee did not recommend changes to the program but will continue to monitor the effectiveness of the program for potential future changes.

Executive Stock Ownership as of October 31, 2011

Named Executive Officer	Ownership Requirement as a % of Base Salary	Number of Shares Required	Number of Shares Owned
Daniel C. Ustian	300%	60,806	182,913
Andrew J. Cederoth	225%	29,183	32,528
Deepak T. Kapur	225%	25,568	70,857
Steven K. Covey	225%	15,666	30,652
Gregory W. Elliott	225%	16,070	20,720

Executive Benefits and Perquisites

The following table summarizes the executive benefits and perquisites that we provide to our NEOs:

NEO	Life Insurance(1)	Executive Physical Program(2)	Flexible Perquisite Program(3)	Pension /Retirement/401(k) Plans(4)					Retiree Medical Benefits(5)
				RPSE	MRO	RAP	SRAP	SERP

Daniel C. Ustian	X	X	X	X	X	X		X	X

Andrew J. Cederoth	X	X	X	X		X	X	X	X

Deepak T. Kapur	X	X	X			X	X	X

Steven K. Covey	X	X	X	X	X	X		X	X

Gregory W. Elliott	X	X	X			X	X	X

(1)	Life Insurance. We provide Company-paid life insurance equal to five times base salary.

(2)

Physical Exams. This program provides a Company-paid physical when an executive is first hired or promoted to an executive position. A physical is also required every two years prior to age 50 and every year after age 50. This program helps us ensure the overall health of our key executives.

(3)

Executive Flexible Perquisites for our NEOs. We maintain a flexible perquisite program for our NEOs, which we believe is competitive and consistent with our overall compensation program, and which assists us in the attraction and retention of our executive officers. The Executive Flexible Perquisite Program provides a cash stipend to each of our NEOs, the amount of which varies by executive, based upon the executive’s organization level. The purpose of the cash stipend is to provide each of our NEOs with the ability to choose the perquisite that best fits his or her professional and personal situation. This program is in lieu of providing and administering such items as car leases, tax preparation, financial planning, and home security systems. We do not require the NEOs to substantiate the expenses for which they use this stipend. The annual perquisite amount is paid prospectively in equal installments in May and November.

Annual Flexible Perquisite – Fiscal Year 2011

Named Executive Officer	Annual Flexible Perquisite Payment ($)
Daniel C. Ustian	46,000
Andrew J. Cederoth	37,000
Deepak T. Kapur	37,000
Steven K. Covey	28,000
Gregory W. Elliott	28,000

In certain circumstances, where a commercial flight is not available to meet an NEOs travel schedule, our NEOs and directors are authorized to use chartered aircraft for business purposes only. In these situations, we believe chartered aircraft allows us to make effective use of the executive’s time. After a review of the chartered flight usage in fiscal year 2011, we confirmed the use was for business purposes only. A spouse may accompany an NEO while he or she is traveling on Company business. Although this occurs on a limited basis, the spouse travel expense is included in taxable compensation.

Effective November 1, 2009, the Compensation Committee approved a policy statement that eliminates all tax gross-ups for perquisites and other similar benefits to Section 16 Officers, including NEOs.

(4)	Pension/Retirement/401(k) Plans

We began transitioning to defined contribution/401(k) plans as the primary retirement income program for all non-represented employees hired on or after January 1, 1996.

•	Retirement Plan for Salaried Employees (“RPSE”). This is our tax-qualified defined benefit pension plan for salaried employees hired prior to January 1, 1996.

•

Managerial Retirement Objective Plan (“MRO”). The MRO is our unfunded non-qualified defined benefit pension plan designed primarily to restore the benefits that executives, including our NEOs, would otherwise have received if the Internal Revenue Code limitations had not applied to the RPSE.

•

Retirement Accumulation Plan (“RAP”). This is our tax-qualified defined contribution/401(k) plan for salaried employees. Our NEOs receive age-weighted contributions and/or matching contributions depending on their eligibility for other retirement income programs and retiree medical coverage.

•

Supplemental Retirement Accumulation Plan (“SRAP”). This is our non-qualified deferred compensation plan designed primarily to restore the contributions that participants would otherwise have received under the RAP, if the Internal Revenue Code limitations had not been in place.

•	Supplemental Executive Retirement Plan (“SERP”). This is designed as a pension supplement to attract and retain key executives. The SERP is unfunded and is not qualified for tax purposes.

Additional information on the pension/401(k) plans are provided in the Pension Benefits, Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation sections of this proxy statement

(5)	Retiree Medical Benefits. Non-represented employees, including our NEOs, hired on or after January 1, 1996, are not eligible for the retiree medical benefits program.

Employment Contracts and Executive Severance Arrangements

We do not have employment contracts with our NEOs as employment with each of them is “at will.” However, like many companies, to ensure stability and continuity of management, we provide NEOs with an ESA, which provides for severance benefits in the event of a specified termination such as an involuntary termination or a termination in connection with a change in control. Our ESAs were last modified effective January 1, 2010 to be more consistent with market competitive practices. Please refer to the Potential Payments Upon Termination or Change-in-Control on page 61 of this proxy statement for more information.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the NEOs, excluding the CEO, whose compensation is approved by the independent members of the Board. The CEO makes recommendations to the Compensation Committee regarding the compensation for his direct reports

(which includes the other NEOs) based on a review of their performance, job responsibilities, and impact to our business strategy. The CEO does not make recommendations to the Compensation Committee regarding his own compensation.

Tax and Accounting Implications

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that a public company generally may not deduct the amount of non-performance based compensation paid to certain executive officers that exceeds $1 million in any one calendar year. However, this provision does not apply to performance-based compensation that satisfies certain legal requirements including income from certain stock options and certain formula driven compensation. In general, the Compensation Committee has considered the effect of the Internal Revenue Code limitation and under certain circumstances may decide to grant compensation that is outside of the limits.

Non-Qualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to non-qualified deferred compensation arrangements. We are complying in good faith with the statutory provisions, which generally became effective as of January 1, 2005, and the applicable regulations. Please refer to the Non-Qualified Deferred Compensation table on page 60 of this proxy statement for more information on the subject.

Accounting for Stock-Based Compensation

In November 2005, we began accounting for our equity based long-term incentive awards under the 2004 PIP in accordance with the guidance on share-based payments.

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid to or earned by each of our NEOs for the years ended October 31, 2011, 2010, and 2009:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel C. Ustian	2011	1,238,333	–		4,671,420		4,996,330	(8)	1,450,000	2,717,837	93,835	15,167,755
Chairman, President & Chief Executive Officer	2010	1,180,000	1,946,000	(5)	646,567		2,670,606	(6)	1,947,000	1,913,848	78,448	10,382,469
	2009	1,180,000	–		409,081		948,640		1,946,000	3,622,886	74,519	8,181,126

Andrew J. Cederoth	2011	513,500	–		1,079,641	(9)	926,796	(10)	372,416	34,635	220,525	3,147,513
Executive Vice President & Chief Financial Officer	2010	470,000	–		358,050		575,262		475,000	116,201	89,928	2,084,441
	2009	321,534	–		19,733		45,768		350,000	455,558	43,298	1,235,891

Deepak T. Kapur	2011	672,000	–		1,127,175		879,120		487,368	717,949	171,674	4,055,286
President, Truck Group	2010	640,000	–		225,464		575,262		600,000	316,393	154,673	2,511,792
	2009	640,000	–		142,636		330,776		500,000	1,041,363	137,070	2,791,845

Steven K. Covey	2011	548,600	–		753,840	(11)	528,000		344,823	1,214,931	39,565	3,429,759
Senior Vice President, Chief Ethics Officer & General Counsel	2010	495,000	–		146,049		428,873	(7)	482,625	857,040	36,479	2,446,066
	2009	495,000	–		92,387		214,276		400,000	1,393,687	37,257	2,632,607

Gregory W. Elliott	2011	441,000	–		568,929	(12)	353,760		277,191	168,059	87,923	1,896,862
Senior Vice President Human Resources and Administration

(1)

The amounts reported in this column reflect the aggregate fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718, except that in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. These amounts are not paid to or realized by the officer. The fair values of stock-based awards are estimated using the average price of our stock on the grant date. Stock-based awards settle in Common Stock on a one-for-one basis. The grant date fair values of each individual stock based award in 2011 are set forth in the 2011 Grant of Plan-Based Awards table on page 50 of this proxy statement. Additional information about these values is included in Note 19 to our audited financial statements included in our Form 10-K for fiscal year 2011. A description of PSUs appears in the narrative text following the 2011 Grants of Plan-Based Awards table on page 50 of this proxy statement. In December 2010 we granted performance shares to our NEO’s that vest at the end of the third fiscal year following the grant date. Our NEO’s earn performance shares only if our total shareholder return over the three year performance period compares favorably to that of a 23 company peer group. Potential payouts range from 0% to 200% of the target values of these awards. The amounts in this table assume achievement of the target level of performance (100% payout) for such awards at $84.75 per share. Assuming performance at the highest level, the aggregate grant date values of the stock awards for each of our NEO’s would be as follows: $9,342,840 for Mr. Ustian; $1,881,450 for Mr. Cederoth; $2,254,350 for Mr. Kapur; $1,356,000 for Mr. Covey; and $949,200 for Mr. Elliott. We believe that the values that are required to be reported for our performance shares may be misleading. The $84.75 price we are required to use to calculate the amount in this column is 143.8% higher than our actual stock price of $58.915 on the date the performance shares were granted. The $58.915 price is the stock price the Compensation Committee considered when making long-term incentive grants for fiscal year 2011. We do not think the above amounts fairly represent our executives’ true compensation but rather overstate the true value of the stock awards to our executives for fiscal year 2011. For more information, please refer to the table Realized Value of NEO Fiscal Year 2011 Long-Term Incentive Awards on page 44 of this proxy statement.

(2)

The amounts reported in this column reflect the aggregate fair value of stock options, including restoration stock options, granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. Assumptions used in the calculation of these values are included in Note 19 to our audited financial statements included in our Form 10-K for fiscal year 2011. A description of stock options appears in the narrative text following the 2011 Grants of Plan-Based Awards table on page 50 of this proxy statement.

(3)

This amount represents the change in the actuarial present value of the RPSE and MRO for Messrs. Ustian and Covey. This amount also represents the change in actuarial present value of the SERP and certain interest on the SRAP for Messrs. Kapur and Elliott. For Mr. Cederoth the amount represents the change in actuarial present value of the RPSE and SERP as well as certain interest on the SRAP.

(4)	This includes such items as flexible perquisites cash allowances, Company-paid life insurance premiums, Company contributions to the RAP and the SRAP, as well as taxable spouse travel.

NEO	Flexible Perquisites	Company-Paid Life Insurance	RAP Contribution	SRAP Contribution	Taxable Spouse Travel	All Other Comp Total
Ustian	$46,000	$28,498			$19,337	$93,835
Cederoth	$37,000	$2,924	$12,250	$164,825	$3,526	$220,525
Kapur	$37,000	$18,901	$15,925	$97,522	$2,326	$171,674
Covey	$28,000	$11,565				$39,565
Elliott	$28,000	$3,726	$14,272	$41,925		$87,923

(5)

This amount represents a one-time award in recognition of Mr. Ustian’s achievements, including his foresight in creating the military business and providing continuing leadership to make it sustainable; his work in bringing an end to a protracted dispute with one of the Company’s suppliers in a manner that set the stage for the formation of a significant new partnership with that supplier; his leadership in navigating the Company through the loss of a significant customer and setting the stage for the Company’s engine business to be successful; the many actions he has taken and continues to take to develop a business model that provides profitability at the bottom of the business cycle; and his leadership in making strategic acquisitions to position the Company for future successes.

(6)	Includes the grant date fair value of 24,578 restoration stock option awards granted on April 12, 2010 and 55,469 restoration stock option awards granted on April 14, 2010.

(7)	Includes the grant date fair value of 2,417 restoration stock option awards granted on June 18, 2010.

(8)	Includes the grant date fair value of 75,468 restoration stock option awards granted on February 1, 2011 and 35,746 restoration stock option awards granted on April 5, 2011.

(9)

Includes the grant date fair value of 750 PSUs that were granted on April 4, 2011. The average of our high/low stock price on the date of grant was $69.425 per share. Also includes the grant date fair value of 2,228 PSUs that were granted on September 18, 2011, the average of our high/low stock price on the date of grant was $38.98 per share.

(10)	Includes the grant date fair value of 9,730 restoration stock option awards granted on March 28, 2011.

(11)	Includes the grant date fair value of 1,200 PSUs that were issued on January 13, 2011. The average of the high/low of our stock price on the date of grant was $63.20 per share.

(12)

Includes the grant date fair value of 531 PSUs that were granted on January 13, 2011. The average of our high/low of our stock price on the date of grant was $63.20 per share. Also includes the grant date fair value of 1,559 PSUs that were granted on September 18, 2011. The average of our high/low of our stock price on the date of grant was $38.98 per share

Grants of Plan-Based Awards Table – Fiscal Year 2011

The following table provides information for each of our NEOs with respect to annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans for the fiscal year ending October 31, 2011. Specifically the table presents the fiscal year 2011 grants of AI Awards, performance shares, stock options, restoration stock options, and PSUs. All stock awards and option awards were granted under the 2004 PIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options #(4)	Exercise or Base Price Of Option Awards ($/Sh)(5)	Market Price on Grant Date ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Daniel C. Ustian
AI Award		$343,750	$1,375,000	$2,750,000	–	–	–	–	–	$–	$–	$–
Performance	12/14/10	–	–	–	27,560	55,120	110,240	–	–	–	–	4,671,420
Stock Option	12/14/10	–	–	–	–	–	–	–	137,800	58.915	58.91	3,637,920
Restoration	2/1/11	–	–	–	–	–	–	–	5,637	64.69	63.57	55,299
Restoration	2/1/11	–	–	–	–	–	–	–	58,820	64.69	63.57	728,192
Restoration	2/1/11	–	–	–	–	–	–	–	9,133	64.69	63.57	113,067
Restoration	2/1/11	–	–	–	–	–	–	–	1,878	64.69	63.57	23,250
Restoration	4/5/11	–	–	–	–	–	–	–	35,746	64.905	69.39	438,603

Andrew J. Cederoth
AI Award		96,281	385,125	770,250	–	–	–	–	–	–	–	–
Performance	12/14/10	–	–	–	5,550	11,100	22,200	–	–	–	–	940,725
Stock Option	12/14/10	–	–	–	–	–	–	–	27,800	58.915	58.91	733,920
Restoration	3/28/11	–	–	–	–	–	–	–	1,700	68.015	67.64	39,695
Restoration	3/28/11	–	–	–	–	–	–	–	3,099	68.015	67.64	72,362
Restoration	3/28/11	–	–	–	–	–	–	–	2,397	68.015	67.64	39,287
Restoration	3/28/11	–	–	–	–	–	–	–	2,534	68.015	67.64	41,532
PSU	4/4/11	–	–	–	–	–	–	750	–	–	–	52,069
PSU	9/18/11	–	–	–	–	–	–	2,228	–	–	–	86,847

Deepak T. Kapur
AI Award		126,000	504,000	1,008,000	–	–	–	–	–	–	–	–
Performance	12/14/10	–	–	–	6,650	13,300	26,600	–	–	–	–	1,127,175
Stock Option	12/14/10	–	–	–	–	–	–	–	33,300	58.915	58.91	879,120

Steven K. Covey
AI Award		89,148	356,590	713,180	–	–	–	–	–	–	–	–
Performance	12/14/10	–	–	–	4,000	8,000	16,000	–	–	–	–	678,000
Stock Option	12/14/10	–	–	–	–	–	–	–	20,000	58.915	58.91	528,000
PSU	1/13/11	–	–	–	–	–	–	1,200	–	–	–	75,840

Gregory W. Elliott
AI Award		71,663	286,650	573,300	–	–	–	–	–	–	–	–
Performance	12/14/10	–	–	–	2,800	5,600	11,200	–	–	–	–	474,600
Stock Option	12/14/10	–	–	–	–	–	–	–	13,400	58.915	58.91	353,760
PSU	1/13/11	–	–	–	–	–	–	531	–	–	–	33,559
PSU	9/18/11	–	–	–	–	–	–	1,559	–	–	–	60,770

(1)

These amounts represent compensation opportunity for fiscal year 2011 under the AI Plan. For additional information regarding such awards, see Annual Incentives on page 37 of this proxy statement. Under the AI Plan, Threshold is 25% of Target, Target is 100% and for purposes of this table Maximum equals Super Distinguished which is 200% of Target.

(2)

Performance Share Units. The amounts shown represent the threshold, target and maximum number of performance share awards that we awarded in fiscal year 2011 to the NEO’s under our 2004 PIP as we describe more fully under Long-Term Incentives on page 41 of this proxy statement. The threshold amount is total shareholder return at or above the 40th percentile as compared to total shareholder return of an industry peer group of 23 companies over a three year performance period. Payments are prorated for performance between the 40th and 90th percentiles. We pay the awards in cash settled restricted stock units, with each unit equal to the fair market value of one share of our Common Stock at the time the units are earned. If after the three-year performance period, the performance is at or above Target, the cycle ends and payments are settled in cash. If after the three-year performance period, the performance is less than Target, the cycle is extended for two additional years and measured for the entire five year period. Under this extension, participants can earn up to Target less any earnings for the first three year measurement period.

(3)

Premium Share Units. The amounts shown represent the number of PSUs awarded to the NEOs in the fiscal year. PSUs represent shares of Common Stock granted pursuant to our Executive Stock Ownership Program and is based on the attainment of certain stock ownership thresholds. PSUs generally vest over a three year period with 1/3 of the award vesting on each of the first three anniversaries of the date on which they are awarded. PSUs do not have an exercise price and are settled only for shares of our Common Stock on a one-for-one basis. Settlement of PSUs will occur within 10 days after an NEO’s separation of employment or at such later date as required by Internal Revenue Code Section 409A.

(4)

Stock Options and Restoration Stock Options. The amounts shown represent the number of stock options or restoration stock options granted to each NEO in the fiscal year. The stock options generally vest over a three year period with 1/3 vesting on each of the first three anniversaries of the date on which they are awarded. The stock options expire 7 years after the date of grant.

Restoration stock options are awarded in connection with an exercise of a non-qualified stock option whereby shares are used to pay the exercise price of the options (grant price times the number of options exercised) and the tax liability on the transaction. Restoration options are then granted with an exercise price equal to the then current fair market price in an amount equal to the number of shares used to pay the cost of the original option, plus the number of shares needed to cover the tax liability on the transaction. Restoration stock options vest as to 100% of the shares six months after the date of grant (or if sooner, one month before the end of the term of the underlying stock option from which it was exercised) and will expire under the terms of the underlying stock option from which it was exercised, otherwise the restoration stock options have the same general terms and conditions of non-qualified stock options the Company grants. The net shares or profit shares (the difference between the exercise price of the options and the value of the shares on the date of exercise, less withholding tax) on the restoration stock option exercise, generally cannot be transferred for a period of three years. The Restoration Stock Option Program was eliminated for all stock options granted on or after December 16, 2008.

(5)

The exercise price per share is the Fair Market Value (average of high and low price) of Common Stock on the date of grant. The market price is the closing price of our Common Stock on the date of grant.

(6)

The amounts shown do not reflect realized compensation by the NEOs. The amounts shown represent the value of the stock option, restoration stock option, performance shares and PSU awards granted to the NEO’s based on the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718. Performance shares awards are reflected at the target payout level. If performance share awards were reflected at maximum payout levels, the totals in this column would be $6,494,790 for Mr. Ustian, $1,307,913 for Mr. Cederoth, $1,567,139 for Mr. Kapur, $942,640 for Mr. Covey, $659,848 for Mr. Elliott.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by our NEOs as of the fiscal year ending October 31, 2011. The table includes unexercised and unvested stock option awards; unvested PSUs, unvested RSUs and unvested performance shares. The vesting information for each grant is provided in the footnotes to this table, based on the stock option or stock award grant date. The market value of the stock awards is based on the closing price of our Common Stock as of October 31, 2011, the last trading day of the fiscal year, which was $42.07. For additional information about the stock option awards and stock awards, see the description of long-term incentive compensation in the “Compensation Discussion and Analysis” on page 31 of this proxy statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Daniel C. Ustian	2,895	–	42.88500	12/09/2013	6,019	253,219	55,120	2,628,121
	133,905	–	42.88500	12/10/2013	12,038	506,439
	136,800	–	40.91500	12/14/2014
	136,800	–	26.15000	10/18/2015
	61,104	30,552	22.65500	12/16/2018
	30,552	61,104	35.80500	12/15/2016
	–	137,800	58.91500	12/14/2017
	5,637	–	64.69000	4/17/2012
	67,953	–	64.69000	12/11/2011
	1,878	–	64.69000	12/10/2012
	35,746	–	69.90500	2/20/2013
Total:	613,270	229,456			18,057	759,658	55,120	2,628,121
Andrew J. Cederoth	–	1,474	22.65500	12/16/2018	290	12,200	11,100	529,248
	10,653	21,306	35.80500	12/15/2016	6,666	280,439
	–	27,800	58.91500	12/14/2017	750	31,553
	2,534	–	68.015	12/10/2013	2,228	93,732
	2,397	–	68.015	12/9/2013
	4,799	–	68.015	12/14/2014
Total:	20,383	50,580			9,934	417,924	11,100	529,248
Deepak T. Kapur	12,233	–	44.66	9/3/2013	2,099	88,305	13,300	634,144
	6,993	–	42.885	12/9/2013	4,198	176,610
	40,707	–	42.885	12/10/2013
	47,700	–	40.915	12/14/2014
	21,306	10,653	22.655	12/16/2018
	10,653	21,306	35.805	12/15/2016
	–	33,300	58.915	12/14/2017
Total:	139,592	65,259			6,297	264,915	13,300	634,144
Steven K. Covey	2,218	–	42.885	12/9/2013	1,359	57,173	8,000	381,440
	282	–	42.885	12/10/2013	2,719	114,388
	30,900	–	40.915	12/14/2014	1,200	50,484
	30,900	–	26.15	10/18/2015
	13,802	6,901	22.655	12/16/2018
	6,901	13,802	35.805	12/15/2016
	1,847	–	57.38	12/10/2012
	570	–	57.38	12/11/2012
	–	20,000	58.915	12/14/2017
Total:	87,420	40,703			5,278	222,045	8,000	381,440

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Gregory W. Elliott	2,465	–	26.385	12/10/2012	1,359	57,173	5,600	267,008
	6,735	–	26.385	12/11/2012	2,719	114,388
	3,209	–	42.885	12/9/2013	531	22,339
	3,391	–	42.885	12/10/2013	1,559	65,587
	6,600	–	40.915	12/14/2014
	10,400	–	26.15	10/18/2015
	6,901	6,901	22.655	12/16/2018
	6,901	13,802	35.805	12/15/2016
	–	13,400	58.915	12/14/2017
Total:	46,602	34,103			6,158	259,487	5,600	267,008

(1)

All options, other than restoration options, became or will become exercisable under the following schedule: one-third on each of the first three anniversaries of the date of grant. In the event an optionee exercises a non-qualified option with already-owned shares, he or she may be eligible to receive restoration options, if at the time of exercise an election was made to restore the exercised options. Restoration options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of the common stock on the date the restoration option is granted and become exercisable in full six months after they are granted or one month before the end of the remaining term of the options they replace.

(2)

The RSUs and PSUs become vested under the following schedule: 1/3rd on each of the first three anniversaries of the date of grant. The performance shares are fully vested on October 31, 2013 and eligible for payment if performance conditions are met. The value reported for performance shares was based on achieving performance goals at target level.

(3)	The vesting dates of outstanding unexercisable stock options and unvested RSUs, PSUs and performance shares at October 31, 2011 are listed below:

Name	Type of Award	Grant Date	Number of Unexercised or Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2011	Number of Shares Vesting and Vesting Date in 2012	Number of Shares Vesting and Vesting Date in 2013	Number of Shares Vesting and Vesting Date in 2014
Daniel C. Ustian	RSUs	12/16/2008	6,019	6,019 on 12/16/2011
	RSUs	12/15/2009	12,038	6,019 on 12/15/2011	6,019 on 12/15/2012
	Options	12/16/2008	30,522	30,552 on 12/16/2011
	Options	12/15/2009	61,104	30,552 on 12/15/2011	30,552 on 12/15/2012
	Options	12/14/2010	137,800	45,934 on 12/14/2011	45,933 on 12/14/2012	45,933 on 12/14/2013
	Perform	12/14/2010	55,120			55,120 on 10/31/2013
Andrew J. Cederoth	RSUs	12/16/2008	290	290 on 12/16/2011
	RSUs	12/15/2009	6,666	3,333 on 12/15/2011	3,333 on 12/15/2012
	Options	12/16/2008	1,474	1,474 on 12/16/2011
	Options	12/15/2009	21,306	10,653 on 12/15/2011	10,653 on 12/15/2012
	Options	12/14/2010	27,800	9,267 on 12/14/2011	9,266 on 12/14/2012	9,267 on 12/14/2013
	Perform	12/14/2010	11,100			11,100 on 10/31/2013
	PSUs	4/4/2011	750		250 on 4/4/2012	250 on 4/4/2013	250 on 4/4/2014
	PSUs	9/18/2011	2,228		742 on 9/18/2012	743 on 9/18/2013	743 on 9/18/2014
Deepak T. Kapur	RSUs	12/16/2008	2,099	2,099 on 12/16/2011
	RSUs	12/15/2009	4,198	2,099 on 12/15/2011	2,099 on 12/15/2012
	Options	12/16/2008	10,653	10,653 on 12/16/2011
	Options	12/15/2009	21,306	10,653 on 12/15/2011	10,653 on 12/15/2012
	Options	12/14/2010	33,300	11,100 on 12/14/2011	11,100 on 12/14/2012	11,100 on 12/14/2013
	Perform	12/14/2010	13,300			13,300 on 10/31/2013

Name	Type of Award	Grant Date	Number of Unexercised or Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2011	Number of Shares Vesting and Vesting Date in 2012	Number of Shares Vesting and Vesting Date in 2013	Number of Shares Vesting and Vesting Date in 2014
Steven K. Covey	RSUs	9/18/2008	5,150	5,150 on 09/18/2011
		12/16/2008	1,359	1,359 on 12/16/2011
	RSUs	12/15/2009	2,719	1,359 on 12/15/2011	1,360 on 12/15/2012
	Options	12/16/2008	6,901	6,901 on 12/16/2011
	Options	12/15/2009	13,802	6,901 on 12/15/2011	6,901 on 12/15/2012
	Options	12/14/2010	20,000	6,667 on 12/14/2011	6,666 on 12/14/2012	6,667 on 12/14/2013
	Perform	12/14/2010	8,000			8,000 on 10/31/2013
	PSUs	1/13/2011	1,200		400 on 1/13/2012	400 on 1/13/2013	400 on 1/13/2014
Gregory W. Elliott	RSUs	12/16/2008	1,359	1,359 on 12/16/2011
	RSUs	12/15/2009	2,719	1,359 on 12/15/2011	1,360 on 12/15/2012
	Options	12/16/2008	13,802	6,901 on 12/16/2011
	Options	12/15/2009	20,703	6,901 on 12/15/2011	6,901 on 12/15/2012
	Options	12/14/2010	13,400	4,467 on 12/14/2011	4,466 on 12/14/2012	4,467 on 12/14/2013
	Perform	12/14/2010	5,600			5,600 on 10/31/2013
	PSUs	1/13/2011	531		177 on 1/13/2012	177 on 1/13/2013	177 on 1/13/2014
	PSUs	9/18/2011	1,559		519 on 9/18/2012	520 on 9/18/2013	520 on 9/18/2014

Option Exercises and Stock Vested Table

The following table provides information for our NEOs on stock option exercises during the fiscal year ending October 31, 2011, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of RSUs and PSUs and the value realized by the executive before payment of any applicable withholding tax and broker commissions based on the fair market value (or market price) of our stock on the date of exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized Upon Vesting ($)
Daniel C. Ustian	254,251	$8,151,975	34,406	$1,577,287
Andrew J. Cederoth	31,948	1,073,477	5,174	275,506
Deepak T. Kapur	–	–	12,147	558,889
Steven K. Covey	–	–	8,985	432,913
Gregory W. Elliott	7,200	151,171	7,869	362,059

(1)

Amounts in this column include restoration stock option exercises by Mr. Ustian and Mr. Cederoth. See the table below for additional information on the restoration exercises. For additional information on the Restoration Stock Option Program see footnote 4 under the Grant of Plan-Based Awards table on page 50 of this proxy statement.

Restoration Stock Option Exercises

Name	Grant Date	Options Exercised	Exercise Price	Value Realized	Restoration Options Granted	Grant Date	Exercise Price	Vest Date	Expiration Date	Profit Shares
Daniel C. Ustian	4/16/2002	7,204	$44.15	$147,970	5,637	2/1/2011	$64.69	8/1/2011	4/17/2012	1,567
	12/10/2002	92,049	26.385	3,525,937	58,820	2/1/2011	64.69	8/1/2011	12/11/2012	33,229
	12/10/2002	13,978	26.385	535,427	9,133	2/1/2011	64.69	8/1/2011	12/11/2012	4,845
	12/10/2002	2,873	26.385	110,050	1,878	2/1/2011	64.69	8/1/2011	12/10/2012	995
	2/19/2003	58,100	23.968	2,669,114	35,746	4/5/2011	69.905	10/5/2011	2/20/2013	22,354
Andrew J. Cederoth	12/9/2003	3,391	42.885	85,216	2,534	3/28/2011	68.015	9/28/2011	12/10/2013	857
	12/9/2003	3,209	42.885	80,642	2,397	3/28/2011	68.015	9/28/2011	12/9/2013	812
	12/14/2004	4,262	40.915	115,500	3,099	3/28/2011	68.015	9/28/2011	12/14/2014	1,163
	12/14/2004	2,338	40.915	63,360	1,700	3/28/2011	68.015	9/28/2011	12/14/2014	638

(2)

Amounts in this column include RSUs that vested and/or were surrendered to the Company in satisfaction of tax withholdings due upon receipt of RSUs that vested on December 15, 2010, December 16, 2010 and September 18, 2011. The market price of our stock was $59.355 on December 15, 2010, $59.30 on December 16, 2010 and $38.98 on September 18, 2011 (the 18th was a Sunday so we used the average of the high/low on the previous business day to calculate the market price).

Below

is information on the number of RSUs that vested on September 18, 2009 and September 18, 2010. Under the terms of the award agreement from which they were granted, actual delivery of the RSUs was deferred until September 18, 2011. The dollar value realized upon vesting of the RSUs was reported in prior proxy statements. The information below is provided to show the actual value received for the RSUs at the end of the deferral period on September 18, 2011, which was the settlement date. The amounts listed below are not included in the table above.

Name	RSUs Vesting 9/18/2009	Value of RSUs Vesting 9/18/2009	RSUs Vesting 9/18/2010	Value of RSUs Vesting 9/18/2009
Daniel C. Ustian	10,738	$418,567	11,400	$444,372
Andrew J. Cederoth	759	$30,210	775	$30,210
Deepak T. Kapur	3,975	$154,945	3,975	$154,945
Steven K. Covey	2,425	$94,527	2,575	$100,374
Greg Elliott	2,521	$98,269	2,575	$100,374

Pension Benefits – Fiscal Year 2011

The amounts reported in the table below equal the present value of the accumulated benefit at October 31, 2011, for the NEOs under each plan based on the assumptions described below the table:

Pension Benefits Table

Named Executive Officers	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year
Daniel C. Ustian	RPSE	38.7		1,514,514	–
	MRO	38.7		11,593,655	–
	SERP	38.7		–	–
Andrew J. Cederoth	RPSE	14.6	(2)	334,999	–
	SERP	21.6		173,600	–
Deepak T. Kapur	SERP	8.4		3,065,001	–
Steven K. Covey	RPSE	30.5		1,452,242	–
	MRO	30.5		3,341,970	–
	SERP	30.5		–	–
Gregory W. Elliott	SERP	12.4		884,968	–

(1)

Unless otherwise noted, all present values reflect benefits payable at the earliest retirement date when the pension benefits are unreduced. Also unless otherwise noted, form of payment, discount rate (4.3%) and mortality (RP-2000 Combined Mortality Table projected at 50% of scale AA) is based on assumptions from the guidance on accounting for pensions. Additionally, SERP benefits have only been offset by benefits under Navistar sponsored retirement programs. At actual retirement these benefits will also be offset by benefits accumulated under programs for employment prior to Navistar, Inc.

(2)	Service for Mr. Cederoth is limited under the RPSE to the service accrued as of December 31, 2004.

Historically, we have provided our employees with retirement income programs since 1908. Over the years the programs have changed for various reasons. Effective January 1, 1996, we began transitioning from defined benefit retirement income programs to defined contribution retirement income programs as the primary vehicle to deliver those benefits.

Employees hired before that date participate in defined benefit pension plans and those hired on or after that date participate in defined contribution plans. We also provide non-tax-qualified benefit restoration programs that provide benefits or contributions that are in addition to those provided under our tax-qualified programs. The following briefly describes the various programs.

•

Navistar, Inc. Retirement Plan for Salaried Employees (RPSE). The RPSE is a funded and tax-qualified defined benefit retirement program. The plan provides benefits primarily based on a formula that takes into account the employee’s years of service, final average earnings and a percentage of final average earnings per year of service (accrual rates). The table below summarizes the benefit accrual rates under the RPSE.

RPSE Benefit as Percent of Final Average Pay

	Prior to 1989	After 1988	Maximum
Rate of Benefit Accrual per Year of Service	2.4%	1.7%	60%

The eligible earnings are averaged over the highest 60 consecutive months within the final 120 consecutive months prior to retirement. Eligible earnings include base compensation and specifically exclude AI Plan compensation. Thus any increase in payments under the AI Plan will not increase benefits under the RPSE. Such compensation may not exceed an IRS-prescribed statutory limit applicable to tax-qualified plans ($245,000 for fiscal year 2011).

The resulting benefit which may commence at age 62 is offset by a percentage of estimated or actual Social Security benefits. The percentage offset is equal to 1.7% for each year of service with a maximum offset equal to 60% of Social Security benefits.

The RPSE is available only to employees who were hired prior to January 1, 1996 and is closed to new participants. Additionally, effective January 1, 2005, service has been limited to the service accrued as of December 31, 2004, for the employees who were hired prior to January 1, 2005 and were under age 45 as of January 1, 2005.

Benefits under the RPSE are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for fiscal year 2011 is $195,000 per year for a single life annuity payable at an Internal Revenue Service prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distributions and different starting dates.

Of the NEOs, Messrs. Ustian and Covey participate in the RPSE. Mr. Cederoth also participates in the RPSE but his service is limited to the service accrued as of December 31, 2004.

•

Navistar, Inc. Managerial Retirement Objective Plan (MRO). We offer the MRO to approximately 300 eligible managers and executives. The MRO provides for retirement benefits that are either not covered by or that are above those provided under our RPSE. The MRO is unfunded and is not qualified for tax purposes.

Benefits payable under the MRO are equal to the excess of (i) the amount that would be payable in accordance with the terms of the RPSE, disregarding the limitations imposed under the Internal Revenue Code over (ii) the retirement benefit actually payable under the RPSE, taking such Internal Revenue Code limitations into account. Benefits under the MRO are generally payable at the same time and in the same manner as the RPSE, other than if a delay is required under Internal Revenue Code Section 409A.

A pro-rated portion of AI Plan payments is included in the definition of eligible compensation and the amount included is also subject to a cap determined as a percentage of the executive’s annualized base salary. The pro-rated portion and the cap depend on the executive’s organizational level in the Company.

An executive must have been hired by us prior to January 1, 1996 to be eligible to participate in the MRO. Executives who were under age 45 as of December 31, 2004 no longer participate in the MRO. Instead, they now participate in the SRAP, which is described below. Normal retirement under the MRO is age 65 with at least 5 years of service while an executive may retire early with reduced benefits after having worked 10 years and is at least age 55 at retirement.

Of the NEOs, Messrs. Ustian and Covey participate in the MRO.

•

Navistar, Inc. Supplemental Executive Retirement Plan (SERP). The SERP is designed as a pension supplement to attract and retain key executives. Executives in organizational levels 9 and above are eligible to participate in the SERP upon attainment of age 55 or upon their date of hire if later.

The SERP is unfunded and is not qualified for tax purposes. An eligible executive’s benefit under the SERP is equal to a percentage of his or her final average compensation. The final average compensation is computed similarly to that in the MRO plan. The following table summarizes the determination of the total percentage of final average compensation, which is the sum of the accrual rates described below.

	Up to Age 55	On or After Age 55
Each Year of Age	1/2%	1%
Each Year of Service	1/2%	1%

In no event shall the total percentage be greater than 50%.

That resulting benefit is offset by 50% of the executive’s Social Security benefit, and any defined benefit pension plan (qualified or non-qualified) of the Company or any prior employer. The benefit is also offset by the actuarial equivalent of any of our defined contribution pension plans (qualified or non-qualified) or that of any prior employer that is funded by the employer’s contributions and is an integral part of the employer’s retirement program. Normal retirement age is 65 and the program allows for an earlier commencement of payments.

All of the NEOs are eligible to participate in the SERP. However, because the 50% of final average earnings limit is lower than the target benefit provided under the MRO, generally no MRO participant will receive a benefit from the SERP.

•

Other Retirement Income Programs. We also sponsor the Navistar, Inc. 401(k) Plan for Represented Employees and the Navistar, Inc. Retirement Accumulation Plan. Represented Employees are allowed to defer a portion of their compensation to the 401(k) Plan up to the Internal Revenue Code limitations. All employees are allowed to defer a portion of their compensation to the RAP up to the Internal Revenue Code limitations. Employees that do not receive any additional service accruals under RPSE receive non-elective employer retirement contributions. Additionally, employees that do not participate in our retiree medical plan receive matching contributions. For those executives whose employer contributions would be limited by the Internal Revenue Code, the SRAP provides for contributions in excess of the Internal Revenue Code limitations. This plan is described in more detail within Non-Qualified Deferred Compensation section of this proxy statement.

Of the NEOs, Messrs. Cederoth and Kapur received non-elective age-weighted contributions in the RAP and also participate in the SRAP.

We do not have a policy for granting extra pension service.

The tax-qualified plans were amended during fiscal year 2011 for IRS requirements to maintain their tax-qualified status.

Non-Qualified Deferred Compensation Plans

The table below provides information on the non-qualified deferred compensation that our NEOs participated in during the fiscal year ending October 31, 2011.

Non-Qualified Deferred Compensation Table

Named Executive Officers(1)	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings In Last Fiscal Year(2)	Aggregate Balance As of Last Fiscal Year End(3)
Daniel C. Ustian	N/A	0		1,262,563
Andrew.J. Cederoth	N/A	296,504		656,692
Deepak T. Kapur	N/A	97,522		730,676
Steven K. Covey	N/A	50,484		151,494
Gregory W. Elliott	N/A	129,851	9,843	227,967

(1)

Our contributions represent the sum of any notional contribution credits to the SRAP during the year and the value, based on our Common Stock share price at year end, of the PSUs granted during that fiscal year.

(2)

“Aggregate Earnings” represent the notional interest credited during the year for participants in the SRAP, if applicable, plus the change in value from the beginning of the year to the end of the year in the PSUs and/or DSUs held by each NEO. For the SRAP, “Aggregate Earnings in Last Fiscal Year” is the interest credited to each NEO from the beginning of the fiscal year until the end of the fiscal year at a 7.5% interest crediting rate. “Aggregate Earnings in Last Fiscal Year” for purposes of the PSU is the aggregate change in value of the PSUs held during the year.

(3)

The “Aggregate Balance as of Last Fiscal Year End” consists of the sum of each NEO’s notional account balance in the SRAP at the end of the year and the value at year end of the outstanding PSUs and/or DSUs.

We sponsor the following non-qualified deferred compensation programs.

•

Navistar, Inc. Supplemental Retirement Accumulation Plan. The SRAP provides executives, including our NEOs, with contributions equal to the amount by which their annualized non-elective age-weighted contributions to the RAP are limited by the Internal Revenue Code. The SRAP is unfunded and is not qualified for tax purposes.

A bookkeeping account balance is established for each participant. The account balance is credited with notional contributions and notional interest. The SRAP does not permit any executives to electively defer any of their base compensation or bonuses. Any increase in payments under the AI Plan will increase contributions to the SRAP.

The interest crediting rate is 7.5% per annum compounded on a daily basis. This is the rate used to design the SRAP as a comparable replacement for the MRO. The interest crediting rate constitutes an “above-market interest rate” under the Internal Revenue Code.

An executive is eligible for the SRAP if the executive is employed in organization level 7 or above unless the executive was hired prior to January 1, 1996 and is eligible for the MRO plan.

Executives who were hired prior to January 1, 1996 and who subsequently ceased participation in the MRO now participate in the SRAP. These individuals received an adjustment to their notional contributions. The adjustment is a “Points Multiplier” designed to provide them with value from the SRAP comparable to what they would have received had they continued to participate in the MRO until they reached age 62.

At retirement, each participant may elect to receive the bookkeeping account balance by either or some combination of (1) a lump-sum payment or (2) annual installments over a period of 2 to 20 years. The NEOs cannot withdraw any amounts from their bookkeeping account balances until they either retire or otherwise terminate employment with us. Of the NEOs, no withdrawals or distributions were made in fiscal year 2010.

Of the NEOs, Messrs. Cederoth and Kapur participate in the SRAP.

•

Premium Share Units (PSU). In general, our Executive Stock Ownership Program requires all of our executives, including our NEOs, to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in Navistar by acquiring a designated amount of our Common Stock at specified times. Participants are required to hold such stock for the entire period in which they are employed by us. PSUs may be awarded under the 2004 PIP to participants who complete their ownership requirement on an accelerated basis. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Each vested PSU will be settled by delivery of one share of Common Stock. Such settlement will occur within 10 days after a participant’s termination of employment or at such later date as required by Internal Revenue Code Section Rule 409A.

All of the NEOs participate in the Executive Stock Ownership Program and are eligible to acquire PSUs.

•

Deferred Share Units (DSU). Under the Restoration Stock Option Program, participants generally may exercise vested options by presenting shares that have a total market value equal to the applicable option exercise price times the number of options. Restoration options are then granted with an exercise price equal to the then current fair market price in an amount equal to the number of shares held by the option holder for at least six months that were presented to exercise the original option, plus the number of shares that are withheld for the required tax liability. Participants who hold non-qualified stock options that were vested prior to December 31, 2004 may also defer the receipt of shares of our Common Stock that would have been acquired upon exercise of a restoration stock option exercise of these options. Participants who elect to defer receipt of these shares receive DSUs. DSUs are awarded under the 2004 PIP. DSUs are credited into the participant’s account at the then current market price. The DSUs are generally distributed to the participant in the form of our Common Stock at the date specified by the participant at the time of his or her election to defer. During the deferral period, the participants will have no right to vote the stock, to receive any dividend declared on the stock, and no other right as a stockholder. In December 2008, we eliminated the Restoration Stock Option Program for future stock options under the 2004 PIP.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation payable to each of the NEOs upon voluntary termination, involuntary termination for or not for cause, involuntary termination in the event of a change in control, death, disability or retirement are shown in the tables beginning on page 67 of this proxy statement. The amounts shown assume that such termination was effective October 31, 2011, are based on the terms of the applicable plans and agreements that were in effect on October 31, 2011, and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts of payments and benefits can only be determined at the time the relevant termination event occurs.

To assure stability and continuity of management, we entered into ESAs with each of our NEOs.

Executive Severance Agreements

As previously disclosed, the amended ESAs were effective January 1, 2010. The following summarizes some of the key changes:

•	In the event of a Change in Control (CIC), Internal Revenue Code 280G excise tax gross-ups were eliminated.

•	The executives, including NEOs, are required to sign a waiver and release agreement upon execution of the amended ESA and an additional waiver and release at the time of termination.

•	The imposition of a cap on legal fees and costs reimbursed for certain executives’ enforcement of the ESA.

•	Severance reduced for certain executives, excluding the NEOs, for a termination related to a CIC.

•	Reduction to the supplemental pension benefit in the event of termination related to a CIC.

•	General severance for the CEO increased from 200% to 300% of base salary plus target bonus.

•

Upon a general separation, not related to a CIC, the pro-rata annual target bonus portion of the severance formula is no longer based upon target and paid at the time of separation payments, but is now based upon actual results and will only be paid if and at the same time that the Company pays AI Awards to active employees.

•

Healthcare coverage has been extended so that the executives have the opportunity to purchase an additional 12 months of coverage at the cost of coverage rate, for a total of 24 months of available coverage.

•

In consideration of the payments that the executive may be entitled to receive under the ESA, certain executives, including the NEOs, agree to comply with restrictive covenants, such as confidentiality, non-disparagement, non-compete, and non-solicit are enforced during employment and for 24 months following any termination.

Summary of the Circumstances, Rights and Obligations Attendant to Each Type of Termination

•

Voluntary and Involuntary (For Cause) Termination: A NEO may terminate his or her employment at any time and we may terminate a NEO at any time pursuant to our “at will” employment arrangements with our NEOs. We are not obligated to provide the executive with any additional or special compensation or benefits upon a voluntary termination by the executive or involuntary (for cause) termination by us. All compensation, bonuses, benefits, and perquisites cease upon a voluntary termination by the executive or involuntary (for cause) termination by us. In general, in the event of either such termination, a NEO would:

•	Be paid the value of unused vacation;

•	Not be eligible for an annual incentive payment if the termination occurred prior to fiscal year end or if the termination occurred after fiscal year end and prior to the payment date;

•	Be able to exercise vested stock options for three months or twelve months depending on the date of grant, following a voluntary termination;

•	Forfeit any unvested stock options;

•	Forfeit any unvested restricted stock and RSUs; and

•	Forfeit any unvested cash-settled performance shares.

As defined in the ESA, “Cause” generally means the reason for the executive’s involuntary termination of employment was (i) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to the Company, monetarily or otherwise, (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the executive is so convicted, or (iii) continued failure to substantially perform required duties for the Company (other than a failure due to physical or mental disability).

The NEOs would not receive any cash severance in the event of either a voluntary or involuntary (for cause) termination of employment.

•	Retirement and Early Retirement: If a NEO terminates employment due to retirement, then the officer would generally be eligible to receive:

•	The value of unused vacation;

•	Monthly income from any defined benefit pension plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans;

•

Lump sum distributions from any defined contribution plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans; and

•	Pro-rata portion of cash-settled performance shares.

Retirement and early retirement are defined in the respective plans in which the executive participates. In addition, if an executive meets the “qualified retirement” definition under the 2004 PIP and holds outstanding stock options, he or she may exercise those stock options to the extent that those stock options are exercisable or become exercisable in accordance with their terms, at any time during the term of the option grant. If he or she holds restricted stock or RSUs, they will continue to vest according to the terms of the restricted stock grant. If he or she holds PSUs, vesting accelerates and the shares are issued after retirement.

•

Involuntary Not-For-Cause Termination or Good Reason Termination: If the employment of a NEO is terminated due to either an involuntary termination by us without Cause or a Good Reason (as defined below) termination by the executive, in each case either before the date of a Change in Control (as defined in the ESA) or more than 36 months after the date of the most recent Change in Control, then the executive would generally be eligible to receive the following:

•

An amount equal to one-hundred to three-hundred percent (100—300%) of the sum of (i) the executive’s annual base salary in effect at the time of termination and (ii) the executive’s AI Award at Target level (the “Severance Pay”);

•

Continued health insurance for the 24-month period following termination or, in the case of the CEO, the 36-month period following termination; provided that for the first 12 month period, the executive shall pay for such coverage at no greater after tax costs to the executive than the after-tax cost to the executive immediately prior to the date of termination and for the remaining 12-month period, or, in the case of the CEO, the remaining 24-month period, the executive shall pay for such coverage on a monthly cost of coverage basis;

•

Pro-rata annual incentive for the number of months of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays AI Awards to active employees.

•	Continued life insurance coverage for the 24-month period following termination, or, in the case of the CEO, the 36-month period following termination;

•	Outplacement services;

•	Retention of any flexible perquisite allowance actually paid to the executive on or before the time of termination;

•	A lump sum cash payment equal to the value of unused vacation;

•

Such pension and post-retirement health and life insurance benefits due to the executive upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued and/or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy);

•	The right to exercise vested stock options for three months or twelve months, depending upon date of grant; and

•	Forfeit any unvested cash-settled performance shares, any unvested stock options and any unvested restricted stock, RSUs or PSUs.

As defined in the ESA, “Good Reason” generally means the executive’s termination of his or her employment as a result of any of the following events: (i) we reduce the executive’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for the executive’s then-current peers as a group (determined as of the date immediately before the date on which the executive becomes subject to such material reduction) nor results from a deferral of the executive’s base salary, or (ii) a demotion in position (including a decrease in organization level) resulting in the material diminution of the executive’s authority (including, but not limited to, the budget over which the executive retains authority), duties, or responsibilities within the Company or (iii) in the case of the CEO, if the executive ceases to serve as CEO and Chairman of the Board other than (a) to the extent required by applicable laws, rules of the stock exchange or other relevant listing authority or (b) in connection with the executive’s retirement with his consent; except, in case of each of (i), (ii) or (iii), in connection with the involuntary termination of the executive’s employment for Cause.

•

Termination Related to a Change in Control: If the employment of a NEO is involuntarily terminated for any reason other than for Cause or if a Constructive Termination (as described below) occurs within 36 months after a Change in Control, the executive would generally be eligible to receive the following:

•

An amount equal to (i) pro rata portion of the executive’s AI Award at Target level, which payment shall be in lieu of any payment to which the executive may otherwise have been entitled to receive under a Change in Control-sponsored incentive or bonus plan (the “CIC

Prorated Bonus”), plus (ii) a multiplier ranging from 150% to 300% of the sum of the executive’s annual base salary in effect at the time of termination and the executives’ AI Award at Target level (the “CIC Severance Pay”). The CIC Severance Pay and the CIC Prorated Bonus shall be paid in a lump sum on the payment date;

•

Continued health insurance for the 24-month period following termination or, in the case of the CEO, the 36-month period following termination; provided that for the first 12 month period, the executive shall pay for such coverage at no greater after tax costs to the executive than the after tax cost to the executive immediately prior to the date of termination and for the remaining 12-month period, or, in the case of the CEO, the remaining 24-month period, the executive shall pay for such coverage on a monthly cost of coverage basis;

•	Outplacement services;

•	Tax counseling and tax preparation services;

•	Retention of any flexible perquisite allowance actually paid to the executive on or before the time of termination;

•	A lump sum cash payment equal to the value of unused vacation;

•

Acceleration of the exercisability of options that would otherwise have vested over a period of three years from the date of the Change in Control had the executive continued employment for that period;

•	Acceleration of the vesting of cash-settled performance shares at the Target performance level; and

•

A lump sum cash payment equal to the difference in (i) the actuarial present value of the NEOs non-tax-qualified pension benefits assuming the executive was three years older and had three more years of service, over (ii) the actuarial present value of the NEOs non-tax-qualified pension benefits at the date of termination.

As defined in the ESA, “Constructive Termination” generally means the occurrence of any of the following events or conditions: (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) the executive’s base salary or total incentive compensation opportunity is reduced by 10% or more, (iii) a material breach of the executive’s ESA, (iv) the executive is required to be based anywhere more than 45 miles from the location of either the executive’s office or Company’s headquartered offices and (v) in the case of the CEO, the executive ceases to serve as the CEO and Chairman of the Board other than in connection with the executive’s retirement with his consent.

The table below states the multiplier of the sum of annual base salary plus AI Award at Target level (bonus) used in the NEO’s severance formula under Involuntary Not for Cause or Good Reason Termination and Change in Control provisions.

NEO	Multiplier - Involuntary Not for Cause or Good Reason Termination	Multiplier - Change in Control
Daniel C. Ustian	300%	300%
Andrew J. Cederoth	200%	300%
Deepak T. Kapur	200%	300%
Steven K. Covey	150%	300%
Gregory W. Elliott	150%	300%

•

Disability and Death: If a NEO is disabled and is prevented from working for pay or profit in any job or occupation, he or she may be eligible for our “Non-Represented Employee Disability Benefit Program” which provides for short-term and long-term disability (“LTD”) benefits. Our NEOs are not covered under a separate program. While covered under LTD, a NEO is eligible for 60 percent of his or her base salary reduced (or offset) by other sources of income, such as social security disability. In the event of a total and permanent disability as defined by this program, a NEO may exercise outstanding stock options any time within three years after such termination. In the event a NEO has restricted stock, or RSUs, the restricted stock or RSUs will continue to vest according to the terms of the grant. In the event a NEO has PSUs, vesting accelerates and the shares are issued immediately. In addition, while classified as disabled, the NEO continues to accrue benefits under the defined benefit plans.

In the event of a NEO’s death, a beneficiary of the NEO may exercise an outstanding stock option at any time within a period of two years after death. Restricted stock, RSUs or PSUs will vest as of the date of death and all restrictions lapse and the restricted stock, RSUs or PSUs will be immediately transferable to the NEO’s beneficiary or estate. The NEO’s beneficiary will also be eligible for a pro-rata payment under the AI Plan based upon the number of months the NEO was an active employee during the year. The executive’s beneficiary will also receive surviving spouse benefits under the defined benefit and defined contribution plans solely to the extent provided in those plans.

The table below shows the estimated cash payments that our NEOs would receive if their employment were terminated under various circumstances based on the terms of the plans and agreements that were in effect as of October 31, 2011.

Estimated Cash Payments Upon Termination

NEO	Severance Amount/ Cash Payment ($)		Vested Options ($)(4)	Unvested Options ($)(4)	Restricted Stock/ Units ($)(5)	Performance Shares ($)(6)	Benefit Continuation ($)(7)	Outplacement Counseling ($)(8)	Total ($)
Daniel C. Ustian
Involuntary Not for Cause or Good Reason Termination(1)	7,875,000		3,713,602	975,984	2,022,221	–	36,375	25,000	14,648,182
Change in Control(2)	9,250,000	(10)	3,713,602	975,984	2,022,221	2,318,898	36,375	25,000	18,342,080
Disability(3)	750,000		–	–	2,022,221	–	–	–	2,772,221
Death(9)	–		–	–	2,022,221	–	–	–	2,022,221
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–	–
Andrew J. Cederoth
Involuntary Not for Cause or Good Reason Termination(1)	1,797,250		66,741	162,100	631,344	–	14,703	25,000	2,697,138
Change in Control(2)	3,267,811	(10)	66,741	162,100	631,344	466,977	14,703	25,000	4,634,676
Disability(3)	308,100		–	–	631,344	–	–	–	939,444
Death(9)	–		–	–	631,344	–	–	–	631,344
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–	–
Deepak T. Kapur
Involuntary Not for Cause or Good Reason Termination(1)	2,352,000		535,491	340,310	512,244	–	30,681	25,000	3,795,726
Change in Control(2)	4,670,258	(10)	535,491	340,310	512,244	559,531	30,681	25,000	6,673,515
Disability(3)	403,200		–	–	512,244	–	–	–	915,444
Death(9)	–		–	–	512,244	–	–	–	512,244
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–	–
Steven K. Covey
Involuntary Not for Cause or Good Reason Termination(1)	1,357,785		838,818	220,452	323,056	–	22,824	25,000	2,787,935
Change in Control(2)	3,243,091	(10)	838,818	220,452	323,056	336,560	22,824	25,000	5,009,801
Disability(3)	329,160		–	–	323,056	–	–	–	652,216
Death(9)	–		–	–	323,056	–	–	–	323,056
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–	–
Gregory W. Elliott
Involuntary Not for Cause or Good Reason Termination(1)	1,091,475		494,711	220,452	259,488	–	15,505	25,000	2,106,631
Change in Control(2)	2,824,438	(10)	494,711	220,452	259,488	235,592	15,505	25,000	4,075,186
Disability(3)	264,600				259,488				524,088
Death(9)					259,488	–	–	–	259,488
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–	–

(1)	This calculation, as described in the ESA, is 150% to 300% of the sum of the executive’s annual base salary plus annual target bonus.

(2)

The Change in Control calculation, as defined in the ESA, is 300% of the sum of the executive’s annual base salary plus annual target bonus. The Internal Revenue Code 280G excise tax gross-up upon a Change in Control was eliminated.

(3)

This amount is 60% of annualized base salary as of October 31, 2010 and is not offset by other sources of income, such as social security. It represents the amount that would be paid annually over the term of the disability.

(4)

The per share value for options is equal to the difference between the option exercise price and the closing price as of the last day of the fiscal year (October 31, 2011), which was $42.07 per share. Please refer to the Outstanding Equity Awards Table for more information on this subject as the amounts in these columns represent awards that have already been granted to the NEOs in previous years.

(5)

The value of restricted stock, RSU or PSU is based on the October 31, 2011 closing price of $42.07 per share. Please refer to the Outstanding Equity Awards Table for more information on this subject as the amounts in this column represent awards that have already been granted to the NEOs in previous years.

(6)	This amount represents the value of all unvested cash-settled performance shares based on a change in control effective October 31, 2011 with a closing price of $42.07.

(7)

These amounts represent the Company’s cost and do not include the portion that the officer would pay for this extension of coverage. Company provided life insurance equal to five times base salary. Coverage may continue at the cost of coverage rate for 24 months for our CEO and 12 months for all other NEOs for a termination following an involuntary not-for-cause termination, good reason termination or a termination following a Change in Control.

(8)	This represents our cost for executive level outplacement counseling and services.

(9)

Surviving spouse benefits are payable under the applicable pension plan. Messrs. Ustian, and Covey are participants in the defined benefit pension plan that provide surviving spouse benefits. Messrs. Kapur and Cederoth participate in our defined contribution plans and a defined benefit plan that provides a surviving spouse benefit.

(10)

Included in the Severance Amount /Cash Payment figure above for Change in Control is the lump sum cash payment equal to the difference in (i) the actuarial present value of the NEOs non-tax qualified pension benefits assuming the executive was three years older and had three more years of service, over (ii) the actuarial present value of the NEOs non-tax qualified pension benefits at the date of termination. The figures are as follows: For Mr. Ustian $0; Mr. Cederoth $186,811; Mr. Kapur $638,258; Mr. Covey $170,931; and Mr. Elliott $354,838.

COMPENSATION RISK

The Company performed a risk assessment to determine whether our compensation policies, practices, plans and programs were “reasonably likely to have a materially adverse impact” on the Company. Approximately thirty compensation-related topics were reviewed during fiscal year 2011, including but not limited to, programs governed by our 2004 PIP. A matrix was created for management’s use that summarized the programs reviewed as well as any associated mitigating factors. Management discussed the analysis internally (including with our compensation consultancy firm) and discussed final results of this review with the Compensation Committee.

Our Board and Compensation Committee believe that the following are factors that tend to mitigate the likelihood of excessive risk taking:

•	Compensation Committee approval of overall compensation philosophy and plan design.

•	Compensation mix of base salary, short-term and long-term incentives.

•	Executive stock ownership guidelines which align executives’ interests with stockholders.

•

AI Plan design focuses primarily on consolidated financial results which fosters team work and integration among the business units. AI Plan parameters set the maximum payout at 200% of Target and the Compensation Committee may use negative discretion on all AI Awards.

•	Long-term incentives (equity-based awards) are made at the discretion of the Compensation Committee and are intended to focus participants on the long-term growth of the company.

•	Sarbanes Oxley / Internal Controls procedures and processes adopted by the Company.

Also, although we do not currently have a claw-back provision, we plan to implement a claw-back provision once the final SEC guidance is published. A claw-back provision would be an additional mitigating factor to excessive risk taking.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of our non-employee directors for fiscal year 2011. Directors who are employees of the Company receive no compensation for their services as directors or as members of the Board or a committee thereof. For a complete understanding of the table, please review the footnotes and the narrative disclosures that follow the table.

Fiscal Year 2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(5)(6)	All Other Compensation ($)	Total ($)
Eugenio Clariond	–	117,500	105,600	–	223,100
John D. Correnti	121,875	19,125	105,600	–	246,600
Diane H. Gulyas	93,553	14,947	105,600	–	214,100
Michael N. Hammes	154,553	14,947	105,600	–	275,100
David D. Harrison	107,000	15,000	105,600	–	227,600
James H. Keyes	131,053	14,947	105,600	–	251,600
Steven J. Klinger	107,053	14,947	105,600	–	227,600
Stanley A. McChrystal	63,526	7,474	–	–	71,000
William H. Osborne(7)	43,828	14,947	105,600	–	164,375
Dennis D. Williams(8)	98,000	–	–	–	98,000

(1)

Under our Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”), our directors who are not employees receive an annual retainer, payable quarterly, and meeting fees payable at their election either in shares of our Common Stock or in cash. A director may also elect to defer any portion of such compensation until a later date in DSUs or in cash. Each such election is made prior to December 31st for the next succeeding calendar year. Eugenio Clariond, John D. Correnti and David D. Harrison elected to defer the receipt of some or all of their cash compensation received for their retainer fees and/or meeting fees in calendar year 2011. Mr. Clariond deferred receipt of 100% of his retainer fees and meeting fees in DSUs and received 2,402.015 shares. Mr. Correnti deferred receipt of 59.375% of his first quarter retainer in DSUs and received 276.373 shares. Mr. Harrison deferred receipt of 18.75% of his first quarter retainer fee in DSUs and received 216.763 shares. The amount of DSUs for Mr. Clariond, Mr. Correnti and Mr. Harrison has been credited as stock units in an account under each of their names at the then current market price of our common stock. The units issued to Mr. Clariond and Mr. Correnti during fiscal 2011 will be issued within 60 days after their separation from service with us. The units issued to Mr. Harrison during fiscal 2011 will be issued in annual installments over a 5 year period.

(2)

Effective April 1, 2011, each non-employee director received 216 shares of restricted stock in lieu of their first quarterly retainer, except for Stanley McChrystal who received 108 shares, which reflects a pro-rata portion based on the day he joined the Board, which was February 15, 2011. In addition, Eugenio Clariond, John Correnti and David Harrison, who as noted under footnote 1, elected to defer receipt of their shares in deferred stock units. The grant date fair value of the restricted stock and deferred stock units were determined in accordance with FASB ASC Topic 718. Mr. Williams, who as noted under footnote 8, does not receive compensation for his service on the Board. For additional information regarding assumptions underlying valuation of equity awards see the accompanying consolidated financial statements in our Form 10-K for fiscal year 2011.

(3)

The aggregate number of stock awards outstanding for each non-employee director as of October 31, 2011, including deferred stock units owned by Mr. Clariond, Mr. Correnti, Ms. Gulyas, Mr. Harrison and Mr. Keyes, is indicated in the table below. All of these stock awards and deferred units are 100% vested:

Name	Total Number of Stock Awards Outstanding (#)
Eugenio Clariond	13,497
John D. Correnti	16,868
Diane Gulyas	554
Michael N. Hammes	5,320
David D. Harrison	2,343
James H. Keyes	18,765
Steven J. Klinger	2,341
Stanley A. McChrystal	108
William H. Osborne	554

(4)

The values in this column reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. For additional information see the accompanying consolidated financial statements in our Form 10-K for fiscal year 2011 regarding assumptions underlying valuation of equity awards.

(5)

Upon his resignation from the Board on April 24, 2011, Mr. Osborne forfeited all of his unvested stock option awards. At the request of the UAW, the UAW representative director, Mr. Dennis D. Williams, does not receive stock option grant awards.

(6)	The number of options granted in fiscal year 2011 and the aggregate number of stock options outstanding for each non-employee director as of October 31, 2011 is indicated in the table below.

Name	Total Stock Option Awards Outstanding at 2011 Year End (#)	Option Awards Granted During 2011 (#)	Grant Price(a)	FMV(a)	Grant Date Fair Value of Option Awards Granted During Year ($)(b)
Eugenio Clariond	27,600	4,000	58.915	58.910	105,600
John D. Correnti	30,100	4,000	58.915	58.910	105,600
Diane H. Gulyas	8,000	4,000	58.915	58.910	105,600
Michael N. Hammes	10,400	4,000	58.915	58.910	105,600
David D. Harrison	11,600	4,000	58.915	58.910	105,600
James H. Keyes	27,600	4,000	58.915	58.910	105,600
Steven J. Klinger	11,600	4,000	58.915	58.910	105,600
William H. Osborne	–	4,000	58.915	58.910	105,600

(a)

The stock options were granted on December 14, 2010 and the closing price of our stock on the date of grant was $58.910, which is the price the SEC determines to be the fair market value. We grant stock options with an exercise price equal to the average of the high/low price of our Common Stock on the grant date, which was $58.915.

(b)

These amounts do not reflect compensation realized by our directors. The amounts shown represent the value of the stock options based on the grant date fair value of the award as determined in accordance with FASB ASC Topic 718. The stock options generally vest over a three year period with 1/3 vesting on each of the first three anniversaries of the date on which they are awarded, so that in three years the stock options are 100% vested. The stock options granted on December 14, 2010 expire 7 years after the date of grant. For additional information regarding assumptions underlying valuation of equity awards see the accompanying consolidated financial statements in our Form 10-K for fiscal year 2011.

(7)

As noted above Mr. Osborne resigned as a director on April 24, 2011, and became an employee of Navistar Inc., serving as Vice President, Custom Products. Please see the Related Party Transactions and Approval Policy Section on page 17 for additional information regarding Mr. Osborne’s employment with Navistar, Inc.

(8)

At the request of the UAW, the organization which elected Mr. Williams to the Board, the entire cash portion of Mr. Williams’ annual retainer and attendance fees, are contributed to a trust which was created in 1993 pursuant to a restructuring of our retiree health care benefits. The dollar amount of the cash compensation contributed to the trust during 2011 was $98,000.

Director Fees and Equity Compensation for Fiscal Year 2011

In recent years, our non-employee director pay has been low in comparison to our peer group of companies. In fiscal year 2011, during our annual review of director compensation, our analysis of competitive survey data and peer group proxy information, confirmed that our non-employee director pay was still below median in total compensation, including cash and equity compensation. We also noted that the majority of our peer group of companies follows a retainer-only philosophy versus a retainer plus meeting fee pay structure. Based upon these findings, on June 21, 2011, the Board approved several changes to non-employee director compensation.

The following table describes components of non-employee director compensation in effect during fiscal and calendar 2011 and the new compensation program that became effective January 1, 2012 (unless otherwise noted):

Compensation Element	2011 Compensation Program	New 2012 Compensation Program
Annual Retainer:	$80,000 retainer; $65,000 paid in cash, $15,000 paid in restricted stock	$120,000 retainer only; $100,000 paid in cash, $20,000 paid in restricted stock

Lead Director Additional Annual Retainer:	$20,000	$25,000

Committee Chairman Additional Annual Retainer:	$10,000 for Compensation Committee $10,000 for Nominating and Governance Committee $10,000 for Finance Committees, and $15,000 for Audit Committee	$10,000 for Compensation Committee $10,000 for Nominating and Governance Committee $10,000 for Finance Committees, and $20,000 for Audit Committee

Committee Member Additional Annual Retainer:	$3,000 for Audit Committee	None

Attendance Fees:	$1,500 for each Board or Committee meeting	None

Stock Options:	4,000 shares annually. (The exercise price is equal to the fair market value of our Common Stock on the date of grant.)	5,000 shares annually. (The exercise price is equal to the fair market value of our Common Stock on the date of grant.) (Effective for December 2011 grant for fiscal year 2012)

Other Benefits:	We also pay the premiums on directors’ and officers’ liability insurance policies covering the directors and reimburse directors for expenses related to attending Board and committee meetings and director continuing education seminars.	We also pay the premiums on directors’ and officers’ liability insurance policies covering the directors and reimburse directors for expenses related to attending Board and committee meetings and director continuing education seminars.

Share Ownership Requirements for Non-Employee Directors

To encourage directors to own our shares, $15,000 of each director’s annual retainer was paid in the form of restricted stock each year. This amount will be increased to $20,000 each year effective January 1, 2012. The stock is priced as of the date the first quarterly disbursement of the annual retainer is due. The restricted stock portion of the annual retainer is provided pursuant to the 2004 PIP. For additional information regarding the 2004 PIP, see Note 21, Stock-based compensation plans, to our consolidated financial statements included in our Form 10-K for the fiscal year ended October 31, 2011. Directors are expected to own shares equivalent to three times their annual cash retainer by June 2015 or within five years of being designated as a Board member. The proposed increase in retainer-only director fees discussed above, approved by the Board in June 2011, to be effective January 1, 2012, will have the effect of increasing a director’s stock ownership requirement.

Deferred Fee Plan For Non-Employee Directors

Under our Non-Employee Directors Deferred Fee Plan, directors may defer fees otherwise payable in the form of cash or restricted stock. The amount otherwise payable in cash may be deferred in cash or in deferred stock units. Any amount deferred in cash is generally paid to the director, with interest at the prime rate, at the date specified by the director at the time of his or her election to defer. The amount otherwise payable in restricted stock may be deferred in deferred stock units. Any amount deferred in deferred stock units is credited into the director’s account at the then current market price. Such units are generally distributed to the director in the form of our Common Stock at the date specified by the director at the time of his or her election to defer. Elections to defer are made in the calendar year prior to the year in which the fees are earned.

Compensation Committee Interlocks and Insider Participation

None

EQUITY COMPENSATION PLAN INFORMATION

This table provides information regarding the equity securities authorized for issuance under our equity compensation plans as of October 31, 2011.

Plan Category(1)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	3,983,402	(2)	35.29594	(3)	2,710,359	(4)
Equity compensation plans not approved by stockholders(5)	795,928	(6)	33.71204	(7)	–	(8)
Total	4,779,330		N/A		2,710,359

(1)

This table does not include information regarding our 401(k) plans. Our 401(k) plans consist of the following: Navistar, Inc.401 (k) Plan for Represented Employees, and Navistar, Inc. RAP. As of October 31, 2011, there were 529,058 shares of Common Stock outstanding and held in these plans.

(2)

This number includes stock options granted under our 1994 Performance Incentive Plan (“1994 PIP”) and restoration stock options, DSUs and PSUs (as described in the Executive Stock Ownership Program discussed below) granted under our 2004 PIP. Prior to February 17, 2004, restoration stock options were granted under our 1998 Supplemental Stock Plan (a non-shareowner approved plan), as supplemented by the Restoration Stock Option Program. Under the Restoration Stock Option Program, generally one may exercise vested options by presenting shares that have a total market value equal to the option price times the number of options. Restoration options are then granted at the market price in an amount equal to the number of shares that were used to exercise the original option, plus the number of shares that are withheld for the required tax liability. Participants who own non-qualified stock options that were vested prior to December 31, 2004, may also defer the receipt of shares of Common Stock due in connection with a restoration stock option exercise of these options. Participants who elect to defer receipt of these shares will receive deferred stock units. The deferral feature is not available for non-qualified stock options that vest on or after January 1, 2005. The Restoration Stock Option Program was eliminated for all stock options granted on or after December 16, 2008. Stock options awarded to employees for the purchase of Common Stock from the 1994 PIP and the 2004 PIP were granted at the fair market value of the stock on the date of grant, generally have a 10-year contractual life, except for options granted under the 2004 PIP after December 15, 2009 which have a contractual life of 7-years, and generally become exercisable as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. Awards of restricted stock granted under the 1994 PIP and awards of restricted stock and RSUs granted under the 2004 PIP were established by the Board or committee thereof at the time of issuance. The 1994 PIP expired on December 16, 2003, and as such no further awards may be granted under the 1994 PIP. As of October 31, 2011, 589,009 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the 1994 PIP, and 3,221,516 stock option awards, 3,835 DSUs, 49,119 PSUs and 119,923 RSUs remain outstanding for shares of Common Stock reserved for issuance under the 2004 PIP. For more information on the 2004 PIP see footnote 4 below.

(3)

Restricted stock, RSUs, DSUs and PSUs granted under such plans do not have an exercise price and are settled only for shares of our Common Stock on a one-for-one basis. These awards have been disregarded for purposes of computing the weighted-average exercise price. For more information on DSUs and PSUs see the discussion under the paragraph below entitled “The Ownership Program.”

(4)

Our 2004 PIP was approved by the Board and the independent Compensation and Governance Committee on October 15, 2003, and, subsequently by our stockholders on February 17, 2004. Our 2004 PIP was subsequently amended on April 21, 2004, March 23, 2005, December 12, 2005, April 16, 2007, June 18, 2007, May 27, 2008, December 16, 2008, January 9, 2009, February 16, 2010, and April 20, 2010. The 2004 PIP replaced, on a prospective basis, our 1994 PIP, the 1998 Supplemental Stock Plan, both of which expired on December 16, 2003, and our 1998 Non-Employee Director Stock Option Plan (collectively, the “Prior Plans”). A total of 3,250,000 shares of Common Stock were reserved for awards under the 2004 PIP. On February 16, 2010, our stockholders approved an amendment to increase the number of shares available for issuance under the 2004 PIP from 3,250,000 to 5,750,000. Shares subject to awards under the 2004 PIP, or the Prior Plans after February 17, 2004, that are cancelled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant again become available for awards. This number represents the remaining number of unused shares from the year ended October 31, 2011, which are available for issuance for the following year.

(5)

The following plans were not approved by our stockholders: The 1998 Supplemental Stock Plan (as supplemented by the Restoration Stock Option Program (the “Supplemental Plan”)), The Executive Stock Ownership Program (the “Ownership Program”), The 1998 Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”), and The Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”). Below is a brief description of the material features of each plan, but in each case the information is qualified in its entirety by the text of such plans.

The Supplemental Plan. The Supplemental Plan was approved by the Board on December 15, 1998. A total of 4,500,000 shares of Common Stock are reserved for awards under the Supplemental Plan. Stock options awarded under the Supplemental Plan were granted at the fair market value of the stock on the date of grant, generally have a 10-year contractual life and generally become exercisable as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. Awards of restricted stock granted under the Supplemental Plan are established by the Board or committee thereof at the time of issuance. As of October 31, 2011, 652,832 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the Supplemental Plan. Prior to February 17, 2004 the Restoration Stock Option Program was administered under and supplemented by the Supplemental Plan. As of October 31, 2011 there were 18,101 deferred stock units outstanding under the Supplemental Plan which relate to restoration stock options. For more information on the Restoration Stock Option Program, please see the description contained in footnote 2 above. The Supplemental Plan expired December 16, 2003, and as such no further awards may be granted under the Supplemental Plan.

The Ownership Program. On June 16, 1997, the Board approved the terms of the Ownership Program, and on April 17, 2001, October 15, 2002, August 30, 2004, December 16, 2008 and January 9, 2009, the Board approved certain amendments thereto. In general, the Ownership Program requires all of our officers and senior managers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in Navistar by acquiring a designated amount of our Common Stock at specified timelines. Participants are required to hold such stock for the entire period in which they are employed by the Company. Participants may defer their cash bonus or defer salary into DSUs. These DSUs vest immediately. There were 9,570 DSUs (which includes 3,835 DSUs granted under the 2004 PIP after February 17, 2004) outstanding as of October 31, 2011. PSUs may also be awarded to participants who complete their ownership requirement on an accelerated basis. PSUs vest as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. There were 89,112 PSUs (which includes 49,119 PSUs granted under the 2004 PIP after February 17, 2004) outstanding as of October 31, 2011. Each vested DSU and PSU will be settled by delivery of one share of Common Stock. Such settlement will occur within 10 days after a participant’s termination of employment. DSUs and PSUs are no longer granted under the Ownership Program but instead are granted under the 2004 PIP.

The Director Stock Option Plan. The Director Stock Option Plan was approved by the Board on December 16, 1997 and amended on December 11, 2001. A total of 250,000 shares of Common Stock are reserved for awards under the Director Stock Option Plan. The Director Stock Option Plan provides for an annual grant to each of our non-employee directors an option to purchase 4,000 shares of Common Stock. The option price in each case will be 100% of the fair market value of the Common Stock on the business day following the day of grant. As of October 31, 2011, 37,000 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the Director Stock Option Plan. Stock options awarded under the Director Stock Option Plan generally become exercisable in whole or in part after the commencement of the second year of the term of the option, which term is 10 years. The optionee is also required to remain in the service of the Company for at least one year from the date of grant. The Director Stock Option Plan was terminated on February 17, 2004. All future grants to non-employee directors will be issued under the 2004 PIP.

The Deferred Fee Plan. Under the Deferred Fee Plan, directors may elect to receive all or a portion of their annual retainer fees (in excess of their mandatory one-fourth restricted stock grant (as discussed above)) and meeting fees in cash or restricted stock, or they may defer payment of those fees in cash (with interest) or in DSUs. Deferrals in the deferred stock account are valued as if each deferral was vested in Common Stock as of the deferral date. As of October 31, 2011, there were 42,267 outstanding deferred stock units under the Deferred Fee Plan.

(6)

Includes 18,101 deferred stock units granted under the Supplemental Plan, 5,735 DSUs and 39,993 PSUs granted under the Ownership Program and 42,267 deferred stock units granted under the Deferred Fee Plan; all of which were outstanding as of October 31, 2011 under such plans.

(7)

Since the deferred stock units and DSUs and PSUs granted under such plans do not have an exercise price and are settled only for shares of our Common Stock on a one-for-one basis, these awards have been disregarded for purposes of computing the weighted-average exercise price.

(8)

Upon approval of the 2004 PIP by our stockholders on February 17, 2004, the Supplemental Plan and the Director Stock Option Plan were terminated, and awards may no longer be granted under these plans. There is no limit on the number of securities representing DSUs remaining available for issuance under the Ownership Program or the Deferred Fee Plan.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board is asking our stockholders to ratify the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2012. KPMG has been the Company’s auditors since 2006. For additional information regarding the Company’s relationship with KPMG, please refer to the Audit Committee Report on page 25 of this proxy statement and the Independent Registered Public Accounting Firm Fee Information presented below.

If the appointment of KPMG as our independent registered public accounting firm for fiscal 2012 is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for fiscal 2012 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

The following table presents aggregate fees billed or expected to be billed by KPMG, our independent registered public accounting firm, for audit services and fees for audit-related services (including associated out-of-pocket costs) incurred for the fiscal years ended October 31, 2011 and 2010, on our behalf:

(in millions)	2011	2010
Audit fees	$14.0	$15.5
Audit-related fees	0.4	0.6
Tax fees	0.4	0.2
All other fees	0.1	–
Total fees	$14.9	$16.3

A description of the types of services provided in each category is as follows:

Audit Fees – These are fees for professional services for the audit of our annual consolidated financial statements, limited review of our quarterly consolidated financial statements, and services that are normally provided in connection with statutory and regulatory filings. This includes fees for the audit of Navistar Financial Corporation (“NFC”).

Audit-Related Fees – These are fees for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including procedures related to our and NFC’s financing transactions.

Tax Fees – These are fees for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees – These are fees for permissible services provided by KPMG that do not meet the above categories. For fiscal year 2011, these fees were related to a process assessment of certain construction activities. For fiscal year 2010, the Company did not incur any of these other fees.

The Audit Committee pre-approved all audit and non-audit services provided to us in accordance with the Audit Committee’s pre-approval policy. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee annually considers for pre-approval all proposed audit and non-audit services which are known early in the year to be performed in the coming year by our independent registered public accounting firm and the estimated fees for such services. Additional fees related to certain audit-related or non-audit services proposed to be provided by our independent registered public accounting firm may be pre-approved by management, so long as the fees for such additional services individually or in the aggregate do not exceed $400,000 in any 12-month period, and are reported to the Audit Committee at the next regularly scheduled committee meeting. Other proposed audit-related or non-audit services (not within the scope of the approved engagement) may be considered and, if appropriate, pre-approved by the chair of the Audit Committee if the related additional fees are estimated to be less than $250,000, otherwise the Audit Committee must pre-approve all additional audit-related and non-audit services to be performed by our independent registered public accounting firm. In making its decision to utilize our independent registered public accounting firm, the Audit Committee considers whether the provision of such services is compatible with maintaining that firm’s independence and to that end receives certain representations from the firm regarding their independence and permissibility under applicable laws and regulations related to non-audit services provided by the firm to us.

PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 annual meeting of stockholders, a majority of our stockholders voted in favor of holding a non-binding advisory vote on executive compensation on an annual basis. In light of last year’s results, our Board determined that the Company will hold a non-binding advisory vote on executive compensation on an annual basis, and we are asking for your support again for the resolution below. The next required non-binding advisory vote regarding the frequency interval will be in 2017, although an earlier vote regarding such frequency interval may be held at the Board’s discretion.

At our 2011 annual meeting of stockholders, our stockholders also expressed their support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation. More than 98% of votes cast supported our executive compensation policies and practices. As described in our CD&A starting on page 31 of this proxy statement, in fiscal year 2011, we reviewed our executive compensation programs in light of our business results and our stockholder support of our executive compensation programs. Following such review and consideration, we continue to believe that our executive compensation programs are designed to support our company and business strategies in concert with our culture, compensation philosophies and guiding principles.

As described more fully in our CD&A, our executive compensation programs for our NEOs, as well as other executives, are designed to closely align executive rewards with the total return to stockholders and corporate, group and individual performance. Our Compensation Committee has developed an overall compensation philosophy that is built on a foundation of the following principles:

•	Competitive Positioning: Total remuneration is designed to attract and retain the executive talent necessary to achieve our goals through a market competitive total remuneration package.

•

Pay-for-Performance: Executive compensation is designed to align the interests of our executives and stockholders. It is also performance-based with a direct link to Company, business unit, and individual performance.

•

Fairness: Our compensation programs are designed to be fair and equitable across all employee groups and should not unfairly discriminate in favor of any one individual or group on the basis of age, service, or other non-performance related criteria.

•

Ownership and Responsibility: Our compensation programs are designed to recognize individual contributions as well as link executive and stockholder interests through compensation plans and programs that reward our executives, including our NEOs based on increases to stockholder value and the financial success of the Company.

The Board urges our stockholders to read the CD&A which describes how the executive compensation programs are designed to support our Company and our business strategies in concert with our culture, compensation philosophies and guiding principles. We believe that the Company’s executive compensation programs have been effective at incenting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2011 executive compensation policies and procedures. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and procedures described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Navistar International Corporation (the “Company”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders.

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote, as we did last year. The Compensation Committee will consider our stockholders’ concerns and take into account the outcome of “say on pay” votes when designing future executive compensation programs. The Board therefore recommends that you indicate your support for the Company’s executive compensation in fiscal year 2011, as outlined in the above resolution.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of Company stock with the SEC and to provide copies of those reports to Navistar. Based solely on our review of copies of those reports received by us or written representations that all such reports were timely filed, we believe that our directors, executive officers and greater than ten beneficial percent stockholders made all required filings on time, with the exception of a Form 4 filed one day late on September 6, 2011, by Eugenio Clariond to report the acquisition of 35.655 DSUs.

Availability of Form 10-K and Annual Report to Stockholders

The Company is providing an Annual Report to stockholders who receive this proxy statement. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011 (not including documents incorporated by reference or certain exhibits thereto) are available without charge to stockholders upon written request to Navistar c/o the Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532. You may review Company filings with the SEC by visiting the Company’s website at http://ir.navistar.com/sec.cfm.

Matters Raised at the Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

ADMISSION AND TICKET REQUEST PROCEDURE

Admission

Admission is limited to stockholders of record on January 13, 2012 or a stockholder’s authorized proxy holder or a representative. In each case, the individual must have an admission ticket and valid photo identification to be admitted to the meeting. In addition, stock ownership will be verified.

Admission Ticket for Registered Holders

•	If your Navistar shares are registered in your name and you received your proxy material by mail, an admission ticket is attached to your proxy card.

•

If your Navistar shares are registered in your name and (i) you received or accessed your proxy materials electronically over the Internet, and you plan on attending the meeting, click the appropriate box on the electronic proxy card or (ii) follow the telephone instructions and when prompted, “if you plan to attend the meeting in person,” press 1, and an admission ticket will be held for you at the registration desk at the Annual Meeting. You will need a valid photo identification to pick up your ticket.

Admission Ticket for Beneficial Holders

•

If your Navistar shares are held in a bank or brokerage account you may obtain an admission ticket in advance by submitting a request by mail to our Corporate Secretary, 2701 Navistar Drive, Lisle, Illinois 60532 or by facsimile to (331) 332-3186.

Ticket Request Deadline

Ticket requests for all Beneficial Holders and for Beneficial Holders and Registered Holders appointing a representative to attend and/or vote on his/her behalf, must include all information specified in the applicable table below and be submitted in writing and received by the Company on or before February 16, 2012. No requests will be processed after that date.

To Submit Request

Submit requests by mail to our Corporate Secretary, 2701 Navistar Drive, Lisle, Illinois 60532 or by facsimile to (331) 332-3186. Ticket requests by telephone will not be accepted.

Authorized Proxy Representative

A stockholder may appoint a representative to attend the Annual Meeting and/or vote on his/her behalf. The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative. Individuals holding admission tickets that are not issued in their name will not be admitted to the Annual Meeting. Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Registered Stockholders (if appointing a representative to attend and/or vote on his/her behalf)	Beneficial Holders

For ownership verification provide:

•      name(s) of stockholder

•      address

•      phone number

•      social security number and/or stockholder account number; or

•      a copy of your proxy card showing stockholder name and address

For ownership verification provide:

•      a copy of your January brokerage account statement showing Navistar stock ownership as of the record date (1/13/12);

•      a letter from your broker, bank or other nominee verifying your record date (1/13/12) ownership; or

•      a copy of your brokerage account voting instruction card showing stockholder name and address

Also include: • name of authorized proxy representative, if one appointed • address where tickets should be mailed and phone number	Also include: • name of authorized proxy representative, if one appointed • address where tickets should be mailed and phone Number

APPENDIX A

PROPOSED FORM OF

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

NAVISTAR INTERNATIONAL CORPORATION

Navistar International Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of Navistar International Corporation (the “Board”), at a meeting held on December 13, 2011, duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of the Corporation for consideration at the 2012 annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation’s Restated Certificate of Incorporation, as amended, be amended by replacing the first four paragraphs of Article Seventh with the following four paragraphs:

Seventh: The number of directors which shall constitute the whole Board of Directors of the Company shall be as specified in the By-Laws of the Corporation, subject to the provisions of this Article Seventh.

The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, (1) at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders; (2) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders; and (3) at the 2014 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2014 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into three classes.

Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any class or series of capital stock then outstanding, (x) until the 2014 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of the State of Delaware, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and (y) from and after the 2014 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause.

A-1

Newly created directorships resulting from any increase in the number of directors to be elected by the holders of the Common Stock and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of the majority of the remaining directors elected by the holders of the Common Stock then in office (and not by stockholders), even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence in order to fill a vacancy resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors in which the new directorship was created and until such director’s successor shall have been elected and qualified. Effective from and after the 2014 annual meeting of stockholders, any director elected in order to fill a vacancy shall hold office until the next annual meeting of stockholders.

SECOND: That thereafter, pursuant to resolution of its Board, an annual meeting of the stockholders of the Corporation was duly called and held, on February 21, 2012, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 21st day of February, 2012.

NAVISTAR INTERNATIONAL CORPORATION

By:
Curt Kramer Corporate Secretary

A-2

APPENDIX B

Aon Hewitt’s 2011 TCM Survey

Executive Participants—Listing by Alphabetical Order

1-800 Contacts

3M Company

7-Eleven, Inc.

A. O. Smith Corporation

Abbott Laboratories

ACCO Brands

Actavis Inc

Acuity Brands Inc.

Acxiom Corporation

AECOM Technology Corporation

Aerojet-General Corporation

AGC Chemicals Americas, Inc.

AGL Resources Inc.

Air Products and Chemicals, Inc.

Alcon Laboratories, Inc.

Allergan, Inc.

Alliant Energy Corporation

Altria Group, Inc.

Alyeska Pipeline Service Company

Ameren Corporation

American Axle & Manufacturing, Inc.

American Chemical Society

American Electric Power

American Heart Association

American Standard

Ameron International Corporation

Amgen Inc.

AMSTED Industries Incorporated

Andersen Corporation

Anheuser-Busch InBev

ANN INC.

APL, Ltd.

Archer Daniels Midland Company

Arizona Public Service

Arkansas Electric Cooperative Corporation

Armstrong World Industries, Inc.

Ash Grove Cement Company

Associated Electric Cooperative Inc.

Atwood Oceanics, Inc.

Automatic Data Processing, Inc.

AutoZone, Inc.

Avant Energy, Inc.

Avery Dennison Corporation

BAE Systems, Inc.

Bain & Company, Inc.

Ball Corporation

The Bama Companies, Inc.

Banner Health

Barnes Group Inc.

Battelle Memorial Institute

Bausch & Lomb Incorporated

Baxter International Inc.

Black Hills Corporation

Boise Inc

The Bon-Ton Stores, Inc.

BorgWarner Inc.

Brady Corporation

BrightSource Energy Inc.

Bristol-Myers Squibb Company

Broadridge Financial Solutions, Inc.

Brown-Forman Corporation

Brunswick Corporation

Burlington Northern Santa Fe Corporation

Bush Brothers & Company

Calpine Corporation

Campbell Soup Company

Capital Power Corporation

Career Education Corporation

Carestream Health, Inc.

Caterpillar Inc.

CDW Corporation

CenterPoint Energy

Ceridian Corporation

Chelan County Public Utility District

Chevron Global Power

Chicago Bridge and Iron Company

Chipotle Mexican Grill, Inc.

Chiquita Brands International, Inc.

CHS Inc.

Cleco Corporation

Clipper Windpower

The Clorox Company

The Coca-Cola Company

Constellation Energy

Cooper Industries, Inc.

Covanta Holding Corporation

Covidien

Curtiss-Wright Corporation

CVS Corporation

Cytec Industries, Inc.

C&S Wholesale Grocers, Inc.

Collective Brands, Inc.

ConAgra Foods, Inc.

Darden Restaurants, Inc.

Del Monte Foods Company

Delhaize America

Delphi Corporation

Deluxe Corporation

Dole Food Company, Inc.

Dominion Resources, Inc.

Donaldson Company, Inc.

Duke Energy Corporation

Dunkin’ Brands, Inc.

E. I. du Pont de Nemours and Company

Eastman Chemical Company

Eastman Kodak Company

Eaton Corporation

Ecolab Inc.

Eddie Bauer, LLC

Edison International

Edison Mission Energy

Edwards Lifesciences LLC

El Paso Corporation

Elkay Manufacturing Company

Emerson Electric Co.

Energizer Holdings, Inc.

EnergySolutions, Inc.

EnergySource LLC

Enpower Management Corp.

Ensco plc

enXco, Inc.

ESCO Technologies Inc.

Federal Reserve Information Technology

Federal-Mogul Corporation

FedEx Corporation

Ferro Corporation

FirstGroup America, Inc.

Florida Municipal Power Agency

FMC Corporation

Ford Motor Company

Fortune Brands, Inc.

Foster Wheeler AG

GAF Materials Corporation

Gardner Denver, Inc.

Garland Power & Light

GATX Corporation

Gaylord Entertainment

GDF Suez Energy Resources NA

GenCorp Inc.

Generac Holdings Inc.

General Dynamics Corporation

General Electric Company

General Mills, Inc.

General Motors Corporation

GenOn Energy

Genuine Parts Company

Georgia Gulf Corporation

GlaxoSmithKline plc

Global Crossing Ltd.

Goodman Global

Goodrich Corporation

Gordon Food Service

Gorton’s

Graco Inc.

Great River Energy

GROWMARK, Inc.

GWF Power Systems

H. B. Fuller Company

H. J. Heinz Company

Hallmark Cards, Inc.

Hanesbrands, Inc.

Harley-Davidson Motor Company Inc.

Haworth, Inc.

HDR, Inc

Herman Miller, Inc.

The Hershey Company

HNTB Companies

The Home Depot, Inc.

Honeywell International Inc.

Hormel Foods Corporation

Hot Topic

Hubbell Incorporated

Huntington Ingalls Industries Inc

Hy-Vee, Inc.

Iberdrola Renewables Inc.

IBM Corporation

ICF International

Idaho Power Company

Illinois Tool Works Inc.

IMS Health

Indeck Energy Services, Inc.

Industrial Electrical Wire & Cable Inc.

Ingersoll-Rand Company

Integrys Energy Group

Intermountain Healthcare

International Paper Company

ITT Corporation

J. C. Penney Company, Inc.

James Hardie Building Products

JBT Corporation

JEA

Johnson Controls, Inc.

Jones Lang LaSalle

Joy Global Inc.

Kaman Corporation

Kinder Morgan Inc.

Kohler Company

KONE, Inc.

L’Oreal USA, Inc.

L.L. Bean Incorporated

Land O Lakes

Leggett & Platt Inc.

Lennox International Inc.

Levi Strauss & Co.

LG&E and KU Energy

Limited Brands

Linet Americas, Inc.

Lockheed Martin Corporation

Lorillard Tobacco Company

Luxottica

Maple Leaf Foods Inc.

The Marmon Group, Inc.

Marriott International, Inc.

Mars, Incorporated

Masco Corporation

Mattel, Inc.

McCormick & Company, Inc.

McDonald’s Corporation

McGraw-Hill Companies

Mead Johnson Nutrition Company

Medtronic, Inc.

Meritor, Inc.

Milacron Inc.

MillerCoors

Milliken & Company

The MITRE Corporation

Mohawk Industries

Molson Coors Brewing Company

MoneyGram International, Inc.

The Mosaic Company

Nalco Company

Navistar International

Navy Exchange Service Command

NCR Corporation

Nestle Purina PetCare Company

New York Power Authority

NewPage Corporation

Nintendo of America

NiSource Inc.

Nordstrom

North American Energy Services

Northern Star Generation Services Company LLC

Northrop Grumman Corporation

NRG Energy, Inc.

OfficeMax Incorporated

OGE Energy Corp.

Oglethorpe Power Corporation

Oil States Industries, Inc.

Old Dominion Electric Cooperative

Olin Corporation

OMNOVA Solutions Inc.

ONEOK Inc.

Oshkosh Truck Corporation

Owens Corning

Owens-Illinois, Inc.

Packaging Corporation of America

Pactiv Corporation

Panduit Corp.

Papa Johns International, Inc.

Pella Corporation

Pentair, Inc.

Petco Animal Supplies, Inc.

PETsMART

PG&E Corporation

Pier 1 Imports, Inc.

Pioneer Natural Resources Company

Portland General Electric Company

PPG Industries, Inc.

PPL Corporation

Prairie State Generating Company, LLC

The Procter & Gamble Company

Progress Energy, Inc.

Public Service Enterprise Group, Incorporated

Puget Sound Energy

Quad Graphics, Inc.

Quest Diagnostics Incorporated

Rayonier Inc.

Raytheon Company

Redcats USA

Revlon Inc.

Reynolds American Inc.

Rich Products Corporation

Rockwell Automation

Ryder System, Inc.

Sandia National Laboratories

Sanofi Pasteur

Sara Lee Corporation

Sauer-Danfoss Inc.

S.C. Johnson & Son, Inc.

SCANA Corporation

Schreiber Foods Inc.

Sealed Air Corporation

Seminole Electric Cooperative Inc.

Sempra Energy

Sunoco, Inc.

SUPERVALU INC.

Sypris Solutions, Inc.

The Sherwin-Williams Company

Snap-on Incorporated

Solo Cup

Solutia Inc.

Sonoco Products Company

Starbucks Corporation

Steelcase Inc.

Takeda Pharmaceuticals North America, Inc.

Target Corporation

TDS Telecommunications Corporation

Temple-Inland Inc.

Tenaska Energy Inc.

Tenet Healthcare Corporation

Tennessee Valley Authority

Terex Corporation

Terra-Gen Operating Company

Texas Industries, Inc.

Thirty-One Gifts LLC

Thomas & Betts Corporation

The Timberland Company

Time Warner Cable

The Timken Company

T-Mobile

Topaz Power Group LLC

Toys R Us

Travis County

Treasury Wine Estates Americas

TriMas Corporation

True Value Company

Tupperware Corporation

Tyco Electronics Corporation

Tyco International

Uline, Inc.

Union Pacific Railroad Co.

Unisys Corporation

United Launch Alliance, LLC

United Space Alliance

United Technologies Corporation

United Water Inc.

USG Corporation

Valero Energy Corporation

Valmont Industries, Inc.

VF Corporation

VHA Inc.

Viacom Inc.

Vulcan Materials Company

W.W. Grainger, Inc.

The Walt Disney Company

Waters Corporation

Wellhead Electric Company, Inc.

The Western Union Company

Westinghouse Electric Co.

Weyerhaeuser Company

Whirlpool Corporation

The Williams Companies, Inc.

Wolters Kluwer U.S.

Wyndham Worldwide Corporation

W. L. Gore & Associates, Inc.

Xcel Energy, Inc.

Yum Brands, Inc.

NAVISTAR NAVISTAR INTERNATIONAL CORPORATION 2701 NAVISTAR DRIVE LISLE, IL 60532 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 20, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 20, 2012. Have your proxy card in hand when you call and then follow the instructions. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery please visit our Investor Relations Website at http://ir.navistar.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M39846-P19127 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NAVISTAR INTERNATIONAL CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you vote number(s) of the nominee(s) on the line below. FOR the following: 2. ELECTION OF DIRECTORS ! ! ! Nominees: 0 David 1) D. Harrison 0 Steven 2) J. Klinger 03) Michael N. Hammes The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1. Approve an amendment to our Restated Certificate of Incorporation, as amended, to declassify our Board of Directors. ! ! ! 3. Vote to ratify the selection of KPMG LLP as our independent registered public accounting firm. ! ! ! 4. Advisory Vote on executive compensation. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this card. The Board of Directors of the Company has fixed the close of business on January 13, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. This proxy is solicited on behalf of the Company’s Board of Directors. The shares represented by this proxy will be voted in accordance with the instruction given by the undersigned Stockholder(s). The Board of Directors recommends the following votes on the proposals above: “FOR” proposals 1, 2, 3 and 4. For address changes and/or comments, please check this box and write them ! on the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NAVISTAR ADMISSION TICKET (Not Transferable) NAVISTAR INTERNATIONAL CORPORATION 2012 Annual Meeting of Stockholders Tuesday, February 21, 2012 11:00 a.m. Central Time Hyatt Lisle Hotel 1400 Corporetum Drive Lisle, Illinois 60532 PHOTO IDENTIFICATION WILL BE REQUIRED Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Combined Document are available at www.proxyvote.com. M39847-P19127 NAVISTAR INTERNATIONAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 21, 2012 At the Annual Meeting of Stockholders of Navistar International Corporation (the “Company”) on February 21, 2012, or at any adjournments thereof, the undersigned hereby appoints Daniel C. Ustian, Andrew J. Cederoth and Steven K. Covey, and each of them, proxies with power of substitution to vote, as indicated on the matters set forth on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting. This card also serves to instruct the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote the shares of the Company’s stock credited to the accounts of the undersigned under any such plan at the close of business on January 13, 2012, as directed herein on the matters listed on the reverse side, and, in their discretion, on any other matters that may come before the meeting. To the extent that the trustee has not received the directions from the undersigned by February 16, 2012, the trustee will act in accordance with the Employee Benefit Plan documents. You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors’ recommendations, simply sign and return this card. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE